Exhibit 10.9

Execution Version

LOAN, GUARANTY AND SECURITY AGREEMENT

by and among

GORDMANS, INC.

as Borrower,

THE GUARANTORS SIGNATORY HERETO,

as Credit Parties,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO RETAIL FINANCE, LLC

as Administrative Agent and Joint Lead Arranger

and

CIT CAPITAL SECURITIES LLC

as Syndication Agent and Joint Lead Arranger

Dated as of February 20, 2009

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions	1
	1.2	Accounting Terms	33
	1.3	Code	33
	1.4	Construction	33
	1.5	Schedules and Exhibits	34

2.	LOAN AND TERMS OF PAYMENT		34
	2.1	Revolver Advances	34
	2.2	Revolver Increases	35
	2.3	Equipment Loan Advances	36
	2.4	Borrowing Procedures and Settlements	36
	2.5	Payments	42
	2.6	Overadvances and Amortization	45
	2.7	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	45
	2.8	Cash Management	47
	2.9	Crediting Payments	48
	2.10	Designated Account	48
	2.11	Maintenance of Loan Account; Statements of Obligations	49
	2.12	Fees	49
	2.13	Letters of Credit	49
	2.14	LIBOR Option	53
	2.15	Capital Requirements	56
	2.16	Replacement or Removal of Lender	56

3.	CONDITIONS; TERM OF AGREEMENT		57
	3.1	Conditions Precedent to the Initial Extension of Credit	57
	3.2	Conditions Precedent to all Extensions of Credit	59
	3.3	Term	60
	3.4	Effect of Termination	60
	3.5	Early Termination by Borrower	60

4.	CREATION OF SECURITY INTEREST		61
	4.1	Grant of Security Interest	61
	4.2	Negotiable Collateral	61
	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	61
	4.4	Filing of Financing Statements; Delivery of Additional Documentation Required	62
	4.5	Power of Attorney	62
	4.6	Right to Inspect	63

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	4.7	Deposit Accounts	63
	4.8	Delivery of Instruments, Certificated Securities and Chattel Paper	63
	4.9	Investment Property	64
	4.10	Code and Other Remedies	65
	4.11	Waiver; Deficiency	65

5.	REPRESENTATIONS AND WARRANTIES		66
	5.1	Title, No Encumbrances	66
	5.2	Eligible Accounts	66
	5.3	Eligible Inventory	66
	5.4	Location of Collateral	66
	5.5	Inventory Records	66
	5.6	State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number	67
	5.7	Due Organization and Qualification; Subsidiaries	67
	5.8	Due Authorization; No Conflict. (a)	67
	5.9	Litigation	68
	5.10	No Material Adverse Change	68
	5.11	Fraudulent Transfer	68
	5.12	Employee Benefits	69
	5.13	Environmental Condition	69
	5.14	Brokerage Fees	69
	5.15	Intellectual Property	69
	5.16	Leases	69
	5.17	Deposit Accounts	69
	5.18	Complete Disclosure	70
	5.19	Indebtedness	70
	5.20	Credit Card Receipts	70
	5.21	Margin Stock	70
	5.22	Equipment	70
	5.23	Investment Property	70
	5.24	Pledged Intellectual Property	71
	5.25	Anti-Terrorism Laws	72
	5.26	RHGP	73

6.	AFFIRMATIVE COVENANTS		73
	6.1	Accounting System	73
	6.2	Collateral Reporting	73
	6.3	Financial Statements, Reports, Certificates	73
	6.4	Returns	75
	6.5	Maintenance of Properties	76
	6.6	Taxes	76
	6.7	Insurance	76

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	6.8	Location of Inventory	77
	6.9	Compliance with Laws	77
	6.10	Leases	77
	6.11	Existence	77
	6.12	Environmental	77
	6.13	Disclosure Updates	78
	6.14	Formation of Subsidiaries	78
	6.15	Cash Management Agreements	78
	6.16	Dissolution of RGHP	79

7.	NEGATIVE COVENANTS		79
	7.1	Indebtedness	79
	7.2	Liens	81
	7.3	Restrictions on Fundamental Changes/Disposal of Assets	81
	7.4	Change Name	82
	7.5	Nature of Business	82
	7.6	Amendments	82
	7.7	Change of Control	82
	7.8	Distributions	82
	7.9	Accounting Methods	84
	7.10	Investments	84
	7.11	Transactions with Affiliates	84
	7.12	Use of Proceeds	84
	7.13	Equitable Lien; No Further Negative Pledges	84
	7.14	Sales and Lease-Backs	85
	7.15	Minimum Availability	85
	7.16	Maximum Capital Expenditures	85
	7.17	EBITDA	86
	7.18	Restricted Payments	87

8.	EVENTS OF DEFAULT		87

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		89
	9.1	Rights and Remedies	89
	9.2	Remedies Cumulative	91

10.	TAXES AND EXPENSES		91

11.	WAIVERS; INDEMNIFICATION		92
	11.1	Demand; Protest; etc	92
	11.2	The Lender Group’s Liability for Borrower Collateral	92
	11.3	Indemnification	92

12.	NOTICES		93

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13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		94

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		95
	14.1	Assignments and Participations	95
	14.2	Successors	98

15.	AMENDMENTS; WAIVERS		98
	15.1	Amendments and Waivers	98
	15.2	Replacement of Holdout Lender	99
	15.3	No Waivers; Cumulative Remedies	100

16.	AGENT; THE LENDER GROUP		100
	16.1	Appointment and Authorization of Agent	100
	16.2	Delegation of Duties	101
	16.3	Liability of Agent	101
	16.4	Reliance by Agent	101
	16.5	Notice of Default or Event of Default	102
	16.6	Credit Decision	102
	16.7	Costs and Expenses; Indemnification	103
	16.8	Agent in Individual Capacity	103
	16.9	Successor Agent	104
	16.10	Lender in Individual Capacity	104
	16.11	Taxes	104
	16.12	Collateral Matters	108
	16.13	Restrictions on Actions by Lenders; Sharing of Payments	108
	16.14	Agency for Perfection	109
	16.15	Payments by Agent to the Lenders	109
	16.16	Concerning the Collateral and Related Loan Documents	109
	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	110
	16.18	Several Obligations; No Liability	111
	16.19	Legal Representation of Agent	111

17.	GUARANTY		111
	17.1	Guaranty of the Obligations	111
	17.2	Contribution by Guarantors	112
	17.3	Payment by Guarantors	112
	17.4	Liability of Guarantors Absolute	113
	17.5	Waivers by Guarantors	115
	17.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	115
	17.7	Subordination Of Other Obligations	116
	17.8	Continuing Guaranty	116
	17.9	Authority of Guarantors or Borrower	116

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	17.10	Financial Condition of Borrower	116
	17.11	Bankruptcy, Etc.	117

18.	GENERAL PROVISIONS		118
	18.1	Effectiveness	118
	18.2	Section Headings	118
	18.3	Interpretation	118
	18.4	Severability of Provisions	118
	18.5	Amendments in Writing	118
	18.6	Counterparts; Telefacsimile Execution	118
	18.7	Revival and Reinstatement of Obligations	118
	18.8	Confidentiality	119
	18.9	Patriot Act Notice	119
	18.10	Integration	120

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Seasonal Borrowing Notice
Exhibit C-1	Form of Compliance Certificate
Exhibit D	Form of DDA Notification
Exhibit L-1	Form of LIBOR Notice
Exhibit M	Form of Borrowing Base Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule F-1	Freight Forwarders
Schedule P-1	Permitted Liens
Schedule 2.8(a)	Cash Management Banks
Schedule 5.4	Locations of Inventory
Schedule 5.6(a)	States of Organization
Schedule 5.6(b)	Chief Executive Offices
Schedule 5.6(c)	FEINs
Schedule 5.7(b)	Capitalization of Borrower
Schedule 5.7(c)	Capitalization of Borrower’s Subsidiaries
Schedule 5.9	Litigation
Schedule 5.13	Environmental Matters
Schedule 5.17	Deposit Accounts
Schedule 5.19	Permitted Indebtedness
Schedule 5.20	Credit Card Processors
Schedule 5.23	Investment Property
Schedule 5.24	Intellectual Property
Schedule 6.2	Collateral Reporting
Schedule 7.10	Investments
Schedule 7.11	Transactions with Affiliates

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LOAN, GUARANTY AND SECURITY AGREEMENT

THIS LOAN, GUARANTY AND SECURITY AGREEMENT (this “Agreement”), is entered into as of February 20, 2009, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders and joint lead arranger (“Agent”), and CIT CAPITAL SECURITIES LLC, a Delaware limited liability company, as syndication agent and as joint lead arranger, and, on the other hand, GORDMANS, INC., a Delaware corporation (“Borrower”) and the Guarantors identified on the signature pages hereof (together with Borrower, the “Credit Parties” and each individually as a “Credit Party”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible when used with respect to Credit Card Receivables, “Account Debtor” means the respective Credit Card Processors.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or any of its Affiliates for the account of any Credit Party.

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Advance Rates” means the percentage rates set forth in the definition of “Borrowing Base”, as such percentage rates may be modified pursuant to Section 2.1(b).

“Advances” means Revolving Loans and Equipment Loans.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.11 hereof: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent” means WFRF, in its capacity as arranger and administrative agent hereunder, and any successor thereto.

“Agent Advances” has the meaning set forth in Section 2.4(e)(i).

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by the Credit Parties to Agent under this Agreement or the other Loan Documents.

“Aggregate Payments” has the meaning set forth in Section 17.2.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Margin” means for Revolving Loans initially, the rates for Base Rate Loans and LIBOR Rate Loans set forth in Level I below:

Level	Average Excess Availability	Base Rate Loans	LIBOR Rate Loans	Seasonal Borrowing Period Base Rate Loans	Seasonal Borrowing Period LIBOR Rate Loans	Standby Letters of Credit	Documentary Letters of Credit
I	Less than or equal to $20,000,000	3.00%	4.00%	3.75%	4.75%	4.00%	3.50%

II	Greater than $20,000,000	2.75%	3.75%	3.50%	4.50%	3.75%	3.25%

The Applicable Margin shall be adjusted quarterly as of the first day of each calendar quarter, based upon the Average Excess Availability for the immediately preceding calendar quarter. Notwithstanding the foregoing, the Applicable Margin shall be deemed to be Level I from and including the Closing Date until the first anniversary of the Closing Date and shall, effective as of the next following calendar day and through the end of such calendar quarter (March 31, 2010), adjust as between Level I and Level II based upon the Average Excess Availability for the calendar quarter ended December 31, 2009.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to any Person (other than a Credit Party) or any exchange of property with any Person (other than any exchange between Credit Parties), in one transaction or a series of transactions, of all or any part of any Credit Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Stock of any Credit Party, other than (i) Inventory (or other assets) sold or leased in the ordinary course of business, (ii) Cash Equivalents sold in the ordinary course of business, (iii) any disposition which is deemed to have occurred in connection with a casualty or taking (pursuant to the power of eminent domain, condemnation or otherwise) event which results in a Credit Party or any landlord of any Credit Party receiving insurance or condemnation proceeds, or (iv) non-perpetual licenses of any Credit Party’s intellectual property (which licenses may grant varying degrees of exclusivity provided that such Credit Party retains an unlimited right to use the intellectual property which is the subject of such licenses) which are entered into in the ordinary course of business of such Credit Party, as such business is now or hereafter conducted in compliance with this Agreement.

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means those individuals identified on Schedule A-2, as such schedule may be modified by written notice from Borrower to Agent from time to time.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans hereunder (after giving effect to all then outstanding Revolver Usage and all sublimits and Reserves then applicable hereunder).

“Average Excess Availability” means for any calendar quarter an amount equal to the sum of the Excess Availability for each day of such calendar quarter divided by the actual number of days in such calendar quarter, as determined by Agent, which determination shall be conclusive absent manifest error.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next  1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market at approximately 11 a.m. (London time) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate” and (c) the LIBOR Rate for an Interest Period of one month, plus 1%. The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Credit Party or ERISA Affiliate of any Credit Party has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means each Credit Party’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of the Records of each Credit Party relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance.

“Borrowing Base” means, as of any date of determination, the result of without duplication:

(a) the sum of :

(i) 90% of the amount of Eligible Accounts consisting of Credit Card Receivables, plus

(b) (I) during any period other than a Seasonal Borrowing Period, 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Landed Inventory and (II) during each Seasonal Borrowing Period, 95% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Landed Inventory; plus

(c) the lowest of

(i) (I) during any period other than a Seasonal Borrowing Period, 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Distribution Center Inventory and (II) during each Seasonal Borrowing Period, 95% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Distribution Center Inventory, and

(ii) $15,000,000, plus

(d) the lowest of

(i) (I) during any period other than the Seasonal Borrowing Period, 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible In-Transit Inventory and (II) during the Seasonal Borrowing Period, 95% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible In-Transit Inventory, and

(ii) $5,000,000, minus

(e) the sum of (i) the Landlord Lien Reserves, (ii) the Customer Liability Reserves, (iii) the Inventory Reserves, and (iv) the aggregate amount of such additional reserves, if any, established by Agent in accordance with Section 2.1(b).

“Borrowing Base Certificate” has the meaning set forth in Schedule 6.2.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Massachusetts, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditure” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the equity interests of, any other Person; provided, however, that the following shall not constitute Capital Expenditures: (i) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, (ii) expenditures to the extent that they are made by a Credit Party to effect leasehold improvements to any property leased by such Person as lessee, to the extent that such expenses have been reimbursed in cash by the landlord that is not a Credit Party and (iii) expenditures made in connection with the purchase of furniture, fixtures and equipment to the extent they are actually paid for by a third party (excluding any Credit Party) and for which no Credit Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligations to such third party or any other person (whether before, during or after such period).

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard &Poor’s Rating Group (“S&P”) or at least P-1 from Moody’s Investors Service Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Account” has the meaning set forth in Section 2.8(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among the applicable Credit Party, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 2.8(a).

“Certificated Security” means any certificated security (as that term is defined in the Code).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Sponsor Group or any member thereof, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50%, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, (b) Borrower ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each subsidiary Guarantor, other than any Guarantor, the stock of which was disposed of in an Asset Sale permitted by Section 7.3 or (c) Parent ceases to own, directly or indirectly, and control 100% of the outstanding stock of Borrower free and clear of all Liens except those established herein.

“Chattel Paper” means chattel paper (as that term is defined in the Code).

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Agent sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Closing Date Business Plan” means the set of Projections of Borrower for the 1 year period following the Closing Date (on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means the Credit Party Collateral and all other assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted under any of the Loan Documents; provided, however, that the Excluded Assets shall not constitute Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Credit Party’s Inventory or Books relating to Collateral, in each case, in form and substance satisfactory to Agent.

“Collection Accounts” has the meaning set forth in Section 2.8(a).

“Collections” means all cash, checks, notes, instruments, and other items of payment relating to the Collateral.

“Commitment” means, with respect to each Lender, its Revolver Commitment and Equipment Loan Commitment and, with respect to all Lenders, their Revolver Commitments and Equipment Loan Commitments, as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.

“Computation Period” means each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Concentration Accounts” has the meaning set forth in Section 2.8(a).

“Consolidated Net Income” means, with respect to Borrower and the Subsidiaries for any period, the net income (or loss) of Borrower and the Subsidiaries for such period without duplication, and solely to the extent included in computing net income (or loss).

“Consolidated Net Tangible Assets” means, at any date of determination, (i) the consolidated net book value of all assets of Borrower and its Subsidiaries, minus (ii) the consolidated total net book value of all assets of Borrower and its Subsidiaries which would be treated as intangibles under GAAP, including goodwill and trademarks, all as determined on a consolidated basis in accordance with GAAP.

“Contributing Guarantors” has the meaning set forth in Section 17.2.

“Control Exercise Notice” has the meaning set forth in Section 2.8(c).

“Credit Card Agreements” means those certain credit card receipts agreements, each in form and substance reasonably satisfactory to Agent, and each of which is among Agent, the applicable Credit Party, and one of such Credit Party’s Credit Card Processors, whereby, among other things, such Credit Card Processor is irrevocably directed and agrees to transfer all proceeds of credit card charges for sales by such Credit Party received by it (or other amounts payable by such Credit Card Processor) into a designated Concentration Account on a daily basis or such other periodic basis as Agent may otherwise direct.

“Credit Card Processor” means any Person (including an issuer of a credit card) that acts as a credit card clearinghouse or remits payments due to any Credit Party with respect to credit card charges accepted by such Credit Party.

“Credit Card Receivables” means, on any date of determination thereof, Accounts consisting of rights of any Credit Party to payment by any Credit Card Processor in connection with consumer retail sales for which such Credit Party has accepted payment by means of charges to debit cards or major credit cards (MasterCard, VISA, American Express, Discover, Private Label Credit Cards and such other bank or non-bank credit or debit cards as may be approved by Agent in its Permitted Discretion).

“Credit Party” means the Borrower and each Guarantor.

“Credit Party Collateral” means all of the now owned or hereafter acquired right, title, and interest of each Credit Party in and to each of the following:

(a) all of the personal property now owned or at any time hereafter acquired by any Credit Party or in which any Credit Party now has or at any time in the future may acquire any right, title or interest, other than the Excluded Assets, including all of each Credit Party’s Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Instruments, Intellectual Property (but excluding any intent-to-use trademark applications), Inventory, Investment Property, Letter-of-Credit Rights, Supporting Obligations and all commercial tort claims;

(b) all books and records pertaining to any of the foregoing;

(c) all Proceeds and products of any of the foregoing; and

(d) all collateral security and guarantees given by any Person with respect to any of the foregoing;

Provided, however, that Excluded Assets shall not constitute Credit Party Collateral.

“Customer Liabilities” means the Borrower and its Subsidiaries’ potential liabilities to their customers, including in connection with merchandise deposits, returns, merchandise credits, gift certificates and frequent shopper programs.

“Customer Liabilities Reserve” means an amount equal to the lesser of (a) the sum of 100% times the amount of reserves established by Borrower on its financial statements in accordance with GAAP with respect to Customer Liabilities comprised of customer cash deposits and layaway deposits plus 50% times the amount of reserves established by Borrower on its financial statements in accordance with GAAP with respect to Customer Liabilities (other than customer cash deposits and layaway deposits but including gift cards) and (b) other such amount as the Agent determines in its Permitted Discretion by taking into account other factors that may reduce the probability that such Customer Liabilities may be redeemed including the historic redemption rate, the aging of the Customer Liabilities and the purposes and consideration for the issuance of the Customer Liability.

“Customs Broker” means New Venture Brokers, Samuel Shapiro & Co., Inc., or such other Persons as may be selected by Borrower after the date hereof who are reasonably acceptable to Agent to perform port of entry services to accept and process Inventory imported by Borrower and who have executed and delivered a Customs Broker Agreement.

“Customs Broker Agreement” means a custom broker agreement in form and substance satisfactory to Agent in its Permitted Discretion, duly executed and delivered to Agent by a Customs Broker and Borrower.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“DDA Notification” means a written notice in the form of Exhibit D.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default; provided, however, that for purposes of Section 3.2(b), the term “Default” shall not include any event, condition or default that, with the giving of notice, the passage of time, or both, would become an Event of Default under Section 8.2(c).

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of each Credit Party identified on Schedule D-1.

“Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is reasonably satisfactory to Agent.

“Distribution Center” means the distribution center of the Credit Parties located at 9202 F Street, Omaha NE 68127 or such other distribution center or centers as may be selected by Borrower after the date hereof.

“Documents” means any Document (as that term is defined in the Code).

“Dollars” or “$” means United States dollars.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period, without duplication, the following: (i) Interest Expense, (ii) expense for taxes based on income paid or accrued (including franchise and foreign withholding taxes and any state business, unitary, gross receipts or similar tax), (iii) depreciation, (iv) amortization and other non-cash charges, (v) Permitted Consulting Fee payments paid during such period to the extent permitted by Section 7.8(c)(i) hereof, (vi) fees and expenses incurred in connection with the Gordmans Acquisition or Loan Documents (including legal, accounting and debt issuance costs) paid on or after the Closing Date in an amount not to exceed $500,000, (vii) non-cash purchase accounting adjustments in connection with the Gordmans Acquisition, (viii) to the extent not already included in Consolidated Net Income, proceeds of business interruption insurance actually received by a Credit Party and in an amount not to exceed the amount that would have otherwise been included in Consolidated Net Income with respect to the portion of the business subject to interruption, (ix) any item for which a Credit Party has received payments pursuant to any indemnification or reimbursement provisions contained in the documentation relating to the Gordmans Acquisition, (x) non-cash losses from extraordinary, non-recurring or unusual items and (xi) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officers or employee of a Credit Party pursuant to a written plan or agreement approved by the board of directors of Parent, minus, to the extent included in Consolidated Net Income for such period, extraordinary, non-recurring or unusual gains (as determined in accordance with GAAP) realized other than in the ordinary course of business;

provided, that notwithstanding the anything to the contrary contained herein, for each of the fiscal quarters listed below, EBITDA shall be deemed to be the amount set forth below opposite such fiscal quarter:

Fiscal Quarter	EBITDA
Fiscal quarter ending April 30, 2008	$2,510,000

Fiscal quarter ending July 31, 2008	$952,000

Fiscal quarter ending October 31, 2008	$9,605,000

Fiscal quarter ending January 31, 2009	$(297,000)

“Eligible Accounts” means those Accounts consisting of Credit Card Receivables in each case (for all such Accounts) that are created by any Credit Party in the ordinary course of its business, that arise out of such Credit Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated at face value, net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Credit Card Receivables that the applicable Credit Card Processor has failed to pay within 5 Business days after the applicable sale date;

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts that are not payable in Dollars,

(d) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

(e) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, or as to which any Credit Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(f) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, or

(g) Accounts that are not subject to a valid and perfected first priority Agent’s Lien and are not subject to a Credit Card Agreement.

“Eligible Distribution Center Inventory” means Inventory that does not qualify as Eligible Landed Inventory solely because it is located at the Distribution Center or is en route from the Distribution Center to a location set forth on Schedule E-1.

“Eligible In-Transit Inventory” means those items of Inventory that do not qualify as Eligible Distribution Center Inventory or Eligible Landed Inventory solely because they are not in the Distribution Center or in transit from the Distribution Center to a location set forth on Schedule E-1 or in a location set forth on Schedule E-1 or in transit among such locations, but as to which (a) such Inventory currently is, and has been for a period not exceeding sixty (60) days, in transit (whether by vessel, air, or land) from a location outside of the United States to the Distribution Center or a location set forth on Schedule E-1, (b) title to such Inventory has passed to a Credit Party, (c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, (d) such Inventory is in the possession or control of a Freight Forwarder then subject to a Freight Forwarder Agreement or a Customs Broker then subject to a Customs Broker Agreement (in each case, in the United States) and the same is either (1) prepaid Inventory, or (2) Inventory the purchase of which is supported by a Qualified Import Letter of Credit a telefacsimile copy of which a Credit Party has received from the Underlying Issuer which issued the Underlying Letter of Credit and as to which a Credit Party also has received a confirmation from such Underlying Issuer that such document is in-transit by air-courier to a Credit Party and (e) such Credit Party has certified to Agent (pursuant to an applicable borrowing base certificate delivered pursuant to Schedule 6.2(a)) that certifies that, to the knowledge of such Credit Party, such Inventory meets all of such Credit Party’s representations and warranties contained in the Loan Documents concerning Eligible Inventory, that to the knowledge of such Credit Party there is no reason why such Inventory would not be accepted by a Credit Party when it arrives at the Distribution Center, and that the shipment as evidenced by the documents conforms to the related order documents. Delivery of each borrowing base certificate pursuant to Schedule 6.2(a) shall constitute a representation and warranty by such Credit Party that the Inventory listed (or otherwise treated) therein as being Eligible In-Transit Inventory satisfies the foregoing definition; provided Eligible In-Transit Inventory shall not include any Inventory being held at the Distribution Center.

“Eligible Inventory” means Eligible Landed Inventory, Eligible Distribution Center Inventory or Eligible In-Transit Inventory, less any Reserves imposed by the Agent.

“Eligible Landed Inventory” means Inventory consisting of first quality (including as a result of repackaging) finished goods held for sale in the ordinary course of each Credit Party’s business that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost (determined on a perpetual basis) or market on a basis consistent with such Credit Party’s historical accounting practices, but excluding, for purposes of any such determination, the value of any capitalized costs unrelated to the acquisition of Inventory. An item of Inventory shall not be included in Eligible Landed Inventory if:

(a) a Credit Party does not have good, valid, and marketable title thereto,

(b) it is not located at one of the locations in the United States set forth on Schedule E-1 (or in transit from one such location to another such location) as such locations are updated by the Borrower from time to time by written notice to Agent.

(c) it is located on real property leased by any Credit Party or in a contract warehouse, unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises and, with respect to any Credit Party’s chief executive office or Non-Owned Storage Facilities, is subject to a Collateral Access Agreement,

(d) it is not subject to a valid and perfected first priority Agent’s Lien,

(e) it consists of goods returned or rejected by any Credit Party’s customers unless such goods are repackaged and ready for sale in the ordinary course of such Credit Party’s business, or

(f) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, mismatches, goods on display, return to vendor goods, raw materials, goods returned to vendor, damaged goods, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in any Credit Party’s business, bill and hold goods, defective goods, “seconds” or Inventory acquired on consignment.

“Eligible Transferee” means any Person which is both: (1) either (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund (excluding the Sponsor Group) that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, or (e) any other Person approved by Agent and; (2) so long as no Event of Default has occurred and is continuing, approved by Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding the foregoing, neither the Sponsor Group nor any Person which is an Affiliate of Borrower shall be an Eligible Transferee without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld).

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication, each, by or from any Governmental Authority, or any third party involving (x) violations of Environmental Laws or (y) releases of Hazardous Materials (a) from any assets, properties, or businesses of any Credit Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Credit Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Credit Party, relating to the environment, employee health and safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC § 9601 et seq.; the Solid Waste Disposal Act, 42 USC § 6901 et seq; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equipment Loan Commitment” means, with respect to each Lender, its Equipment Loan Commitment, and, with respect to all Lenders, their Equipment Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Equipment Loan Lender” means any Lender with an Equipment Loan Commitment or, following the termination of the Equipment Loan Commitments, to which Equipment Loan Obligations are owed.

“Equipment Loan Maturity Date” means February 20, 2012 or such earlier date on which the Commitments terminate pursuant to Section 9 or the Obligations are otherwise declared (or become) immediately due and payable.

“Equipment Loan Obligations” means all Obligations consisting of Equipment Loans and fees, expenses and interest related thereto.

“Equipment Loans” has the meaning set forth in Section 2.3.

“Equipment Loan Sell Down Side Letter” means that certain side letter between the Agent, CIT Bank and Borrower dated as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Credit Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Credit Party and whose employees are aggregated with the employees of any Credit Party under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of the Credit Parties aged in excess of 75 days from the invoice date or 45 days from the due date, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means (i) any payroll account so long as amounts on deposit therein do not exceed the reasonably estimated payroll obligations of the Person who maintains the account, (ii) any payroll withholding tax, benefits, escrow, trust, customs or any other fiduciary account, and (iii) any zero balance deposit account provided the amount on deposit therein does not exceed the amount necessary to cover outstanding checks, amounts necessary to maintain minimum deposit requirements and amounts necessary to pay the depositary institution’s fees and expenses.

“Excluded Assets” means, collectively, (i) Excluded Equity, (ii) any assets, other than Eligible In-Transit Inventory, located in a jurisdiction other than the United States of America or (iii) any permit, license, any contractual obligation or healthcare insurance receivable in connection with which any Credit Party has any right, title to or interest (A) that requires the consent of any Person other than a Credit Party or any of its Subsidiaries which has not been obtained as a condition to the creation by such Credit Party of a Lien on any right, title or interest in such permit, license, any contractual obligation, healthcare insurance receivable or any Stock or stock equivalent related thereto, (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law or (C) the grant of a security interest in such permit, license or contractual obligation would reasonably be expected to result in the loss of rights thereon or create a default thereunder and (iv) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed); provided, however, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Equity” means any voting stock (i) in excess of 65% of the outstanding voting stock of any first tier foreign Subsidiary or any equity interests of any lower tier foreign Subsidiary and (ii) of RGHP.

“Excluded Subsidiary” means any (i) Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia and (ii) RGHP.

“Excluded Taxes” has the meaning set forth in Section 16.11(f).

“Fair Share” has the meaning set forth in Section 17.2.

“Fair Share Contribution Amount” has the meaning set forth in Section 17.2.

“Fair Share Shortfall” has the meaning set forth in Section 17.2.

“Federal Funds Rate” means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.

“Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrower and Agent, in form and substance reasonably satisfactory to Agent.

“FEIN” means Federal Employer Identification Number.

“Fixtures” means all of the following, whether now owned or hereafter acquired by a Credit Party: plant fixtures; business fixtures; other fixtures and storage facilities, wherever located; and all additions and accessories thereto and replacements therefor.

“Freight Forwarder” means any Person listed on Schedule F-1, or such other Persons as may be selected by Borrower after the date hereof who are reasonably acceptable to Agent to perform freight forwarding or international transportation of Inventory imported by Borrower and who have executed and delivered a Freight Forwarder Agreement.

“Freight Forwarder Agreement” means a freight forwarder agreement in form and substance satisfactory to Agent in its Permitted Discretion, duly executed and delivered to Agent by a Freight Forwarder and Borrower.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Guarantor” has the meaning set forth in Section 17.2.

“Funding Losses” has the meaning set forth in Section 2.14(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, route lists, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all Supporting Obligations in respect thereof.

“Gordmans Acquisition” means the merger and other transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 5, 2008, as amended, by and among Parent, Midwest Shoppes Integrated, Inc. a Delaware corporation and a direct wholly-owned subsidiary of Parent, Gordmans, Inc., a Delaware corporation and Jeffrey J. Gordman, as stockholders’ representative.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Obligations” has the meaning set forth in Section 17.1.

“Guarantor” means Parent and any Subsidiary of Borrower (other than any Excluded Subsidiary).

“Guaranty” means the guaranty of each Guarantor set forth in Section 17.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by any Credit Party that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Credit Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Holdout Lender” has the meaning set forth in Section 15.2(a).

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Instrument” means instrument (as that term is defined in the Code).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intellectual Property” means patents, trade names, trade secrets, trademarks, service marks, copyrights, and registrations and applications for registrations of any of the foregoing.

“Intellectual Property Security Agreement” means each of those Intellectual Property Security Agreements entered into by Borrower and any Guarantor dated as of the Closing Date in favor of the Agent.

“Intercompany Note” means any promissory note evidencing loans made by any Credit Party to any Subsidiary.

“Interest Expense” means for any period interest expense determined in accordance with GAAP of Borrower and its Subsidiaries for such period.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter, as elected by the Borrower pursuant to Section 2.14 and subject to Section 2.14(d)(ii)(y); provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means reserves (determined from time to time by Agent in its Permitted Discretion) for the estimated costs relating to unpaid freight charges, freight forwarder fees and charges, demurrage fees, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible Inventory by Borrower.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFRF or any Affiliate thereof or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.13.

“Knowledge” as to any Person means the actual knowledge of such Person, assuming a level of inquiry by such Person consistent with the level of inquiry (including, without limitation, review of documents and discussion with officers, directors and employees of the Borrower and its Subsidiaries) which a reasonable Person holding the title and/or training of such Person would conduct given the circumstances as to which such Person’s Knowledge is being referenced.

“Landlord Lien Reserve” means, without limitation of Section 2.1(b), with respect to any Leased Store Location for which a Collateral Access Agreement is not available, a reserve for rent for two months for full rental obligations in any Landlord Lien State as may be established by Agent, in its Permitted Discretion.

“Landlord Lien State” means each of Pennsylvania, Virginia and Washington.

“L/C” has the meaning set forth in Section 2.13(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.13(a).

“Leased Store Location” means any Gordmans store for which any Credit Party has a leasehold interest.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, (a) individually and collectively, each of the Lenders (including the Issuing Lender) and Agent and (b) individually, Wells Fargo or any of its Affiliates with respect to the Obligations referred to in clause (b) of the definition of Obligations.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Credit Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Credit Party, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) set forth in the Loan Documents), (c) reasonable costs and expenses incurred by Agent in the disbursement of funds to any Credit Party or other members of the Lender Group (by wire transfer or otherwise), (d) reasonable charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) set forth in the Loan Documents, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Credit Party, (h) Agent’s and each Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Credit Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Rights” means any Letter of Credit Rights (as that term is defined in the Code).

“Letter of Credit Side Letter” means that certain side letter between the Borrower and Agent dated as of the Closing Date and relating to the issuance of Letters of Credit.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.14(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next  1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage. Notwithstanding the foregoing, at no time shall the LIBOR Rate be less than 2.00%.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.11.

“Loan Documents” means this Agreement, the Letter of Credit Side Letter, the Side Letter, the Equipment Loan Sell Down Side Letter, the Cash Management Agreements, the Credit Card Agreements, the Disbursement Letter, the Fee Letter, the Letters of Credit, the Officers’ Certificate, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Credit Party and the Lender Group in connection with this Agreement or otherwise relating to the Obligations.

“Management Agreement” means the Consulting Agreement, dated as of the date hereof, between Sun Capital Management Partners V, LLC and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material impairment of the Credit Parties’ ability, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Credit Party or otherwise.

“Maturity Date” has the meaning set forth in Section 3.3.

“Maximum Equipment Loan Commitment” means $2,000,000.

“Maximum Revolver Amount” means $63,000,000, as the same may be increased pursuant to Section 2.2 herein.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Liquidation Percentage” means the percentage of the perpetual value of each Credit Party’s Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory as determined from time to time by a qualified appraisal company selected by Agent subject to Agent’s satisfactory review.

“Non-Owned Storage Facility” means any distribution center or warehouse facility leased by any Credit Party, together with any other location where Inventory of any Credit Party is stored or held pursuant to a lease, bailment, warehousing or similar arrangement, which location (a) is not owned by a Credit Party, and (b) is not a Leased Store Location.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by any Credit Party to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that the Credit Parties are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Credit Party to Wells Fargo or any of its Affiliates with respect to credit cards, credit card processing services, debit cards, purchase cards, ACH Transactions, cash management, including controlled disbursement, accounts or services, or transactions under Hedge Agreements (and including any obligations of a Credit Party to the Agent or any member of the Lender Group with respect to participations of such Person in any of the foregoing). Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Obligee Guarantor” has the meaning set forth in Section 17.7.

“Officers’ Certificate” means the representations and warranties of officers form submitted by Agent to Borrower, together with Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent in its Permitted Discretion.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance” has the meaning set forth in Section 2.6.

“Parent” means Gordmans Intermediate Holdings Corp., a Delaware corporation (formerly known as Midwest Shoppes Intermediate Holding Corp.).

“Participant” has the meaning set forth in Section 14.1(e).

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).

“Pay-Off Letter” means a letter, in form and substance reasonably satisfactory to Agent, from Existing Lender to Agent respecting the amount necessary to repay in full all of the obligations of each Credit Party owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of any Credit Party.

“Perfection Certificate” means a perfection certificate executed by the Borrower and each Credit Party in the form previously delivered by Agent to Borrower.

“Permitted Consulting Fees” means the quarterly fees paid to the Sun Capital Management Partners V, LLC pursuant to Section 2(a) of the Management Agreement as in effect on the date hereof and defined therein as the “Consulting Fee”.

“Permitted Discretion” means a determination made by the Agent in good faith in the exercise of commercially reasonable business judgment determined in accordance with commercially reasonable credit procedures for secured lending transactions.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) abandonment of immaterial Intellectual Property in the reasonable business discretion of the Credit Parties and (e) Store Closings in any fiscal year of the Borrower not in excess of the Store Closing Basket.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments made by one Credit Party in another Credit Party, (e) Investments received in settlement of amounts due to any Credit Party effected in the ordinary course of business or owing to any Credit Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Credit Party, (e) so long as no Default or Event of Default shall have occurred and be continuing, loans to employees of the Credit Parties for relocation expenses in an aggregate outstanding amount not to exceed $1,250,000 at any time; (f) so long as no Default or Event of Default shall have occurred and be continuing, loans to employees of the Credit Parties in an aggregate outstanding amount not to exceed $250,000 at any time and (g) Investments in bonds issued by a Governmental Authority in connection with the lease of property or equipment by any Credit Party from such Governmental Authority, provided that such bonds are secured by the lease payments required to be made by such Credit Party with respect to such leased property and are issued in transactions which are in form and substance substantially similar to those in which the Investments described on Schedule 7.10 were made.

“Permitted Liens” means (a) Liens held by Agent, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, and (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Permitted Protest” means the right of any Credit Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Credit Party, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Pledged Equity” means the equity interests listed on Schedule 5.23, together with any other equity interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Credit Party while this Agreement is in effect; provided that in no event shall any Excluded Equity be pledged.

“Pledged Notes” means all promissory notes listed on Schedule 5.23, all Intercompany Notes at any time issued to any Credit Party and all other promissory notes issued to or held by any Credit Party (other than (a) promissory notes issued in connection with extensions of trade credit by any Credit Party in the ordinary course of business and (b) any individual promissory note which is less than $10,000 in principal amount, up to an aggregate of $50,000 for all such promissory notes excluded under this clause (b)).

“Private Label Credit Cards” means any private label credit card issued by Alliance Data Systems or another major credit card provider, in each case for which the credit card relationship with the holder of the credit card involves no risk or other liability to any Credit Party.

“Proceeds” means all proceeds as such term is defined in Section 9-306(1) of the Code and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions and payments with respect thereto.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared in the manner set forth in Section 6.3(c) and on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination,:

(a) with respect to a Lender’s obligation to make Revolving Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Revolving Loans by (z) the aggregate outstanding principal amount of all Revolving Loans,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Revolving Loans by (z) the aggregate outstanding principal amount of all Revolving Loans,

(c) with respect to a Lender’s obligation to make Equipment Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Equipment Loan Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Equipment Loan Commitment, by (z) the aggregate Equipment Loan Commitments of all Lenders, and (ii) from and after the time that the Equipment Loan Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Equipment Loans by (z) the aggregate outstanding principal amount of all Equipment Loans, and

(d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Revolving Loans plus such Lender’s outstanding Equipment Loans, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the aggregate outstanding principal amount of all Revolving Loans plus all outstanding Equipment Loans of all Lenders; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Revolving Loans plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus such Lender’s outstanding Equipment Loans, by (B) the outstanding principal amount of all Revolving Loans plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus all outstanding Equipment Loans of all Lenders.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, together with any refinancings under Section 7.1(d).

“Qualified Import Letter of Credit” means a Letter of Credit that (a) is issued to facilitate the purchase by any Credit Party of Eligible Inventory, (b) has an expiry date of less than 90 days and is otherwise in form and substance reasonably acceptable to Agent, and (c) is issued to support an Underlying Letter of Credit that only is drawable by the beneficiary thereof by the presentation of, among other documents, such applicable documents reasonably satisfactory to Agent as evidencing such Credit Party’s title to the subject Inventory.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Credit Party and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Replacement Lender” has the meaning set forth in Section 15.2(a).

“Report” has the meaning set forth in Section 16.17.

“Required Lenders” means, at any time, if there are (i) two or fewer Lenders, Lenders whose aggregate Pro Rata Shares equal 100% and (ii) more than two Lenders, at least two Lenders whose aggregate Pro Rata Shares equal or exceed 50.1%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Reserves” has the meaning set forth in Section 2.1(b).

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any Stock of any Credit Party now or hereafter outstanding, except a dividend payable solely in shares of that class of Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Stock of a Credit Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Stock of any Credit Party now or hereafter outstanding; and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Revolver Increase” has the meaning assigned to that term in Section 2.2.

“Revolver Increase Notice” has the meaning assigned to that term in Section 2.2.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Revolving Loans, plus (b) the then extant amount of the Letter of Credit Usage.

“RGHP” means RGHP Properties, L.L.C., a Nebraska limited liability company.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Sale-Leasebacks” has the meaning assigned to that term in Section 7.14.

“Seasonal Borrowing Period” means as of any year the 105 day period during the period of July 1 st through October 31st of such year beginning on the date which Borrower delivers a Seasonal Borrowing Period Notice to Agent.

“Seasonal Borrowing Period Notice” means a notice in the form set forth in Exhibit B-1; provided, it is understood and agreed that no such notice may be delivered by Borrower to Agent if any Default or Event of Default shall have occurred and be continuing.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Settlement” has the meaning set forth in Section 2.4(f)(i).

“Settlement Date” has the meaning set forth in Section 2.4(f)(i).

“Side Letter” means that certain side letter between the Sponsor and Agent dated as of the Closing Date.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Sponsor” means Sun Capital Partners V, L.P., a Delaware limited partnership.

“Sponsor Affiliates” means any leveraged buy-out or investment fund, partnership, limited liability company or other entity which is controlled by a majority of the same Persons who control Sponsor. For purposes of this definition, “control” means the power to direct or cause the direction of management and policies of a Person whether by contract or otherwise.

“Sponsor Group” means Sponsor and its Sponsor Affiliates.

“Sponsor Subordinated Indebtedness” means Subordinated Indebtedness of the Credit Parties in a principal amount not to exceed at any time outstanding $15,000,000 (exclusive of capitalized interest and fees) owing to one or more members of the Sponsor Group on the following terms: interest, fees and expenses that are exclusively payment in kind until the payment in full in cash of the Obligations, no amortization or redemption until the payment in full in cash of the Obligations, a maturity date that is at least one (1) year after the Maturity Date, covenants and events of default no more restrictive than in this Agreement (with a cushion of at least 15% in the case of negative and financial covenants and events of default (with no cross default or cross acceleration to the Obligations)) and other terms (including payment and lien subordination terms) reasonably acceptable to the Agent; provided it is further understood and agreed that such Indebtedness shall not be assignable to any Person other than a member of the Sponsor Group without the prior written consent of the Agent and any Liens granted to secure such Indebtedness shall be silent second liens with no enforcement rights either prior to or during any insolvency proceeding until the Obligations are paid in full in cash and no voting or other rights of a secured creditor in bankruptcy other than the obligation to vote in favor of any plan of reorganization that the holders of the Obligations vote in favor of and to vote in favor of any debtor in possession financing proposed by the holders of the Obligations; provided that there shall be no limitation on the Sponsor Group’s ability to vote or exercise other rights of an equity holder in bankruptcy.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Store Account” means, for any Credit Party’s stores, the Collection Account maintained by such Credit Party for deposit of Collections received at such store.

“Store Closing Basket” means, with respect to any fiscal year of the Borrower, Store Closings in an amount up to three for such fiscal year in excess of the number of Store Closings detailed in on the Borrower’s Projections for such fiscal year as approved by Agent pursuant to Section 6.3(c).

“Store Closings” means, the closing, sale or other disposition of stores operated by any Credit Party in a manner consistent with past business practices of the Credit Parties (involving store closing sales and liquidations of store inventory on site), provided that the closing and relocation of a store within a radius of five (5) miles of such store shall not be deemed to be a Store Closing for purposes of this Agreement.

“Subordinated Indebtedness” means Indebtedness of the Credit Parties subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligations” means any Supporting Obligations (as that term is defined in the Code).

“Swing Lender” means WFRF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.4(d).

“Swing Loan” has the meaning set forth in Section 2.4(d)(i).

“Taxes” has the meaning set forth in Section 16.11.

“UCC Filing Authorization Letter” means a letter duly executed by each Credit Party authorizing Agent to file appropriate financing statements on Form UCC-1 without the signature of such Credit Party, in such office or offices as may be necessary or, in the reasonable opinion of Agent, desirable to perfect the security interests purported to be created by the Loan Documents.

“Ultimate Parent” means Gordmans Holding Corp., a Delaware corporation (formerly known as Midwest Shoppes Holding Corp.).

“United States” means the United States of America.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking or Qualified Import Letter of Credit and which has issued a letter of credit at the request of the Issuing Lender for the benefit of any Credit Party.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Voidable Transfer” has the meaning set forth in Section 18.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFRF” means Wells Fargo Retail Finance, LLC, a Delaware limited liability company.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full or satisfaction in full of the Obligations shall mean the repayment in full in cash (or cash collateralized in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Obligations referred to in clause (b) of the definition thereof that, at such time, are allowed by the applicable member of the Lender Group to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein. Any reference herein to an Event of Default that is continuing shall mean an Event of Default that has not been waived in writing by Agent and or Required Lenders, as the case may be, and any Event of Default hereunder shall be “continuing” unless and until such Event of Default has been waived in writing by the Agent and or Required Lenders, as the case may be.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances. (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage less outstanding Revolving Loans, or (ii) the Borrowing Base less the Letter of Credit Usage less outstanding Revolving Loans.

(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish and modify reserves against Availability in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate (collectively, “Reserves”), including with respect to (i) shrinkage (so as to bring perpetual records in line with historical levels), (ii) outstanding Obligations described in clause (b) of the definition of Obligations, (iii) potential liabilities to customers, including without limitation, in connection with merchandise deposits, returns, merchandise credits, gift certificates, and frequent shopper programs, (iv) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Accounts, (v) sums that any Credit Party is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (vi) damaged goods, refurbished goods, goods returned for resale and similar goods and (vii) amounts owing by any Credit Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. In addition to the foregoing, but subject to the provision of Section 4.6, Agent shall have the right to have the Collateral reappraised by a qualified company selected by Agent from time to time after the Closing Date for the purpose of re-determining the value of Eligible Accounts or Eligible Inventory and modifying Advance Rates and, as a result, re-determining the Borrowing Base. The amount of any Reserve established shall be without duplication of any other reserve (including any Inventory Reserve, any Landlord Lien Reserve or the Customer Liability Reserve) established by the Agent for the same purpose or which is otherwise ineligible by virtue of another provision hereof.

(c) The Lenders shall have no obligation to make additional Revolving Loans hereunder to the extent such additional Revolving Loans would cause the Revolver Usage to exceed the Maximum Revolver Amount or exceed the Borrowing Base.

(d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2 Revolver Increases.

(a) On and after the Closing Date and until (but not including) the Maturity Date, Borrower, at its option at any time on a single occasion, has the right to increase (the “Revolver Increase”) the Maximum Revolver Amount by up to $15,000,000 in minimum increments of $5,000,000 (after giving effect to which the Maximum Revolver Amount shall not exceed $78,000,000 less the aggregate amount of reductions to the Revolver Commitments effected on or prior to the date of the Revolver Increase) upon at least 5 Business Days written notice (“Revolver Increase Notice”) to the Agent (which notice Agent shall promptly deliver to the Lenders). The Revolver Increase Notice shall (a) specify the date upon which the Revolver Increase is requested to occur, (b) be delivered at a time when no Default or Event of Default has occurred and is continuing (and the effectiveness of the Revolver Increase shall be subject to no Default or Event of Default existing as of the time of the Revolver Increase), (c) certify that the Revolver Increase will not violate or conflict with the terms of any Indebtedness or any other contract, agreement, instrument or obligation of any Credit Party and (d) state that Borrower has received Agent’s approval in accordance with Section 2.2(b) with respect to any new Lender. Borrower agrees that Agent shall have no obligation to syndicate the Revolver Increase to Eligible Transferees and no Lender shall have any obligation to provide such Revolver increase. No increase in the Maximum Revolver Amount shall become effective until all existing and new Lenders committing to the Revolver Increase have delivered to the Agent a writing in form reasonably satisfactory to the Agent pursuant to which such existing Lenders state the amount of their Revolver Increase and any such new Lenders state the amount of their Revolver Commitment and agree to assume and accept the obligations and rights of a Lender hereunder and any such new and increasing Lenders agree to make an Advance such that the outstanding Advances of such new Lender or increasing Lender constitute a proportional amount of the aggregate outstanding Advances based on the Revolver Commitment of such new Lender. To the extent the compensation (including any upfront fee or increased interest rate) paid to any new Lender is in excess of the pro rata upfront fee compensation paid to the Agent (other than agency fees) and each Lender on the Closing Date, Borrower shall promptly pay to Agent and each Lender an amount equal to the difference between the compensation received by the new Lender and the amount of compensation received by the Agent and each Lender on the Closing Date. Any Advance as a result of an increase to the Revolver Commitment pursuant to this Section 2.2 shall be subject to the terms and conditions contained in this Agreement. Upon the increase of the Revolver Commitment pursuant to this Section 2.2, Schedule C-1 shall be deemed amended and replaced with a new Schedule C-1 reflecting the new Revolver Commitments hereunder. Notwithstanding the foregoing, it is understood and agreed that the actual amount of any increase of the Maximum Revolver Amount in connection with any Revolver Increase shall be less the amount of Equipment Loans assigned to the new Lender by the existing Lenders pursuant to the Equipment Loan Sell Down Side Letter.

(b) At least five (5) Business Days prior to delivery of a Revolver Increase Notice, Borrower shall provide Agent with a written notice (which notice Agent shall promptly deliver to the Lenders) of its intent to increase the Maximum Revolver Amount pursuant to this section which notice shall (i) identify the amount of the proposed Revolver Increase; (ii) offer such Revolver Increase (a) first on a pro rata basis to Lenders, which each Lender may in its sole and absolute discretion accept or decline (it being understood that any Lender not affirmatively committing in writing to its pro rata portion shall be deemed to have declined) and (b) second, if any Lender has declined its pro rata share or any part thereof, such remaining amounts on a non-pro rata basis to the Lenders accepting their pro rata share of the Revolver Increase; and (iii) request the Required Lenders consent to the proposed new Lender to which the Borrower proposes to offer the Revolver Increase; provided, it is hereby acknowledged and agreed by the Lenders that PNC Bank is an acceptable new Lender and that the notice procedures and rights of first offer with respect to this Section 2.2(b) as they relate to PNC Bank shall not be required. Within two (2) Business Days of Agent’s receipt of such notice from Borrower, Agent shall deliver to Borrower (i) written notice from any Lenders committing to the Revolver Increase pursuant to which such Lenders shall state the amount of their Revolver Increase and/or (ii) written notice from Agent indicating that such proposed new Lender is or is not acceptable to the Required Lenders.

2.3 Equipment Loan Advances.

Each Lender agrees to make a loan to Borrower (each such loan, an “Equipment Loan”) on the Closing Date in such Lender’s applicable Pro Rata Share of the Maximum Equipment Loan Commitment. The Commitments of Lenders to make Equipment Loans shall expire concurrently with the making of the Equipment Loans on the Closing Date.

2.4 Borrowing Procedures and Settlements (a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 1:00 p.m. (New York time) on the Business Day prior to the date that is the requested Funding Date (subject to Section 2.14(b)(i) in the case of any LIBOR Rate Loan) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $4,000,000, or less, such notice will be timely received if it is received by Agent no later than 1:00 p.m. (New York time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent electronic notice of such request by the required time. In such circumstances, Borrower agrees that any such electronic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.

(b) Agent’s Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.4(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.4(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Revolving Loan, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.4(d) in the amount of the requested Borrowing; provided, however, that (i) if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.4(d), Agent shall elect to have the terms of Section 2.4(c) apply to such requested Borrowing; and (ii) if a notice requesting a LIBOR Rate Loan has been timely delivered per Section 2.14(b)(i), Agent shall not have the option to request Swing Line Lender to make such Borrowing as a Swing Line Loan.

(c) Making of Loans.

(i) In the event that Agent shall elect to have the terms of this Section 2.4(c) apply to a requested Borrowing as described in Section 2.4b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.4(a), Agent shall notify the Lenders, not later than 4:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.4(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to noon (New York time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, then such Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Credit Party to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and the Credit Parties shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Credit Party of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Obligations referred to in clause (b) of the definition thereof, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Credit Party’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Making of Swing Loans.

(i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.4(d) apply to a requested Borrowing as described in Section 2.4(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.4(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower’s Designated Account; provided, however, the aggregate amount of the Swing Loans at any one time outstanding shall not exceed the greater of (i) $7,500,000 and (ii) ten percent (10%) of the Maximum Revolver Amount. Each Swing Loan shall be deemed to be an Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.4(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii) The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(e) Agent Advances.

(i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3.2 have not been satisfied, to make Advances to Borrower on behalf of the Lenders in an amount not exceeding the lesser of (x) 10% of the Borrowing Base and (y) the greater of (A) ten percent (10%) of the Maximum Revolver Amount and (B) $6,300,000, in either event such Advances shall not to exceed the Revolver Commitment, that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than Obligations referred to in clause (b) of the definition thereof), or (C) to pay any other amount chargeable to any Credit Party pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.4(e) shall be referred to as “Agent Advances”); provided, however, that (i) no Agent Advances shall be outstanding for a period exceeding thirty (30) consecutive days and (ii) there shall be no more than two separate Agent Advances during any twelve month period. Each Agent Advance shall be deemed to be an Revolving Loan hereunder, except that no such Agent Advance shall be eligible to be a LIBOR Rate Loan and all payments thereon shall be payable to Agent solely for its own account.

(ii) The Agent Advances shall be repayable on demand, secured by the Agent’s Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(f) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to any Credit Party’s Collections received by Agent, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.4(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by any Credit Party and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of any Credit Party received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(g) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.

(h) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.5 Payments. (a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application of Payments.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

(A) first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C) third, to pay any fees then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents until paid in full,

(D) fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(E) fifth, to pay interest due in respect of all Agent Advances until paid in full,

(F) sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and the Swing Loans, until paid in full,

(G) seventh, to pay the principal of all Agent Advances until paid in full,

(H) eighth, to pay the principal of all Swing Loans until paid in full,

(I) ninth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(J) tenth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full and (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

(K) eleventh, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure each Credit Party’s obligations in respect of the then extant Obligations under clause (b) of the definition thereof), and

(L) twelfth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.4(f).

(iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.5(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.5 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.5 shall control and govern.

2.6 Overadvances and Amortization. (a) If, at any time or for any reason, the amount of Revolver Usage is greater than either the Dollar or percentage limitations set forth in Section 2.1 or Section 2.13, as applicable (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Revolver Usage in accordance with the priorities set forth in Section 2.5(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

(b) The Equipment Loans shall be paid, for the account of each Lender according to its Pro Rata Share thereof, in 36 equal monthly installments beginning on the first Business Day of the first full calendar month following the Closing Date and on the first Business Day of each calendar month thereafter with the outstanding principal balance of the Equipment Loan to be paid in full on the Equipment Loan Maturity Date. Any prepayment of Equipment Loans not in accordance with the foregoing schedule of payments shall be subject to the Early Termination Fee.

2.7 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations. (a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Obligations referred to in clause (b) of the definition thereof) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is a Revolving Loan that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans, (ii) if the relevant Obligation is an Equipment Loan or an Obligation related to the Equipment Loans, at a per annum rate equal to the Base Rate plus 4.00% per annum and (iii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Letter of Credit Fees. Borrower shall pay Agent (for the ratable benefit of the Lenders), Letter of Credit fees (in addition to the charges, commissions, fees, and costs set forth in Section 2.13(e)) (i) with respect to standby Underlying Letters of Credit, which shall accrue at a rate equal to the Applicable Margin then in effect for standby Underlying Letters of Credit times the Daily Balance of the undrawn amount of all such outstanding standby Letters of Credit, and (ii) with respect to documentary Underlying Letters of Credit, which shall accrue at a rate equal to the Applicable Margin then in effect for documentary Underlying Letters of Credit times the Daily Balance of the undrawn amount of all such outstanding documentary Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit and except for Obligations referred to in clause (b) of the definition thereof) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.14(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations (other than any obligations specified in clause (b) of the definition thereof) or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.13(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.12 (as and when accrued or incurred), and all other payments as and when due and payable with respect to the Obligations (other than any obligations specified in clause (b) of the definition thereof) to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.8 Cash Management.

On and after the Closing Date or such later date as is contemplated in Section 6.15 with respect to the Cash Management Agreements referenced in such Section,

(a) Each Credit Party shall establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.8(a) (each, a “Cash Management Bank”), and, in connection therewith, establish and maintain at such Cash Management Banks pursuant to the terms hereof (i) one or more accounts designated (either in Schedule 5.17 or pursuant to Section 2.8(e)) as concentration accounts (the “Concentration Accounts”) and (ii) additional accounts designated (either in Schedule 5.17 or pursuant to Section 2.8(e)) as collection accounts (the “Collection Accounts”, and together with the Concentration Accounts, the “Cash Management Accounts”).

(b) Each Credit Party shall (1) request in writing and otherwise take such reasonable steps to ensure that all of its Credit Card Processors forward payment of the amounts owed by them directly to a Cash Management Bank for deposit into a Concentration Account, (2) deposit or cause to be deposited on each Business Day (and subject to Section 2.8(d) with respect to payments from Credit Card Processors), all such Collections from Account Debtors (including those sent directly to a Cash Management Bank) into a Concentration Account, and (3) deposit or cause to be deposited on each Business Day, all other available Collections (including cash, checks, drafts and all other forms of daily store receipts or other similar items of payment) received by or otherwise under its control into a Cash Management Account.

(c) With respect to each Concentration Account, each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and the applicable Credit Party, in form and substance acceptable to Agent in its Permitted Discretion. Each Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Concentration Account and proceeds thereof are subject to the control of Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Concentration Account other than for payment of its service fees and other charges directly related to the administration of such Concentration Account and for returned checks or other items of payment, and (iii) it will forward by daily sweep all amounts in the applicable Concentration Account to the Agent’s Account or as otherwise directed by Agent to prepay the Obligations in such order as set forth in Section 2.5(b); provided, that any such prepayments of the Loans pursuant to this Section 2.8(c) may be reborrowed subject to Section 3.2.

(d) Each Credit Party may establish and maintain Credit Card Agreements with Agent and each Credit Card Processor. Each such Credit Card Agreement shall provide, among other things, that each such Credit Card Processor shall transfer all proceeds of credit card charges for sales by each Credit Party received by it (or other amounts payable by such Credit Card Processor) into a designated Concentration Account on a daily basis or such other periodic basis as Agent may otherwise direct. No Credit Party shall change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of Agent.

(e) So long as no Event of Default has occurred and is continuing, Borrower may amend Schedule 5.17 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that in the case of any Concentration Account, (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank (which consent shall not be required with respect to any additional Concentration Account at an existing Cash Management Bank and otherwise shall not be unreasonably withheld), and (ii) prior to the time of the opening of any Concentration Account, the applicable Credit Party and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Each Credit Party shall close any of its Concentration Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 45 days of notice from Agent (or such longer period as such Credit Party and Agent may agree) that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent (or such longer period as such Credit Party and Agent may agree) that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Concentration Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which each Credit Party hereby grants a Lien to Agent.

2.9 Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the applicable Credit Party shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (New York time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.10 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.7(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.11 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except Obligations referred to in clause (b) of the definition thereof), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.12 Fees. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a) Unused Line Fee. On the first day of each fiscal quarter during the term of this Agreement, an unused line fee in an amount equal to 0.75% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the sum of (A) the average Daily Balance of Revolving Loans that were outstanding during the immediately preceding month, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month, (such sum being the “Average Utilization”);

(b) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.13 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower or, at the request of Borrower, for the account of Gordmans Management Company, Inc. (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower or, at the request of Borrower, for the account of Gordmans Management Company, Inc. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, specifying the date of issuance, amendment, renewal, or extension (which shall be a Business Day), the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), whether the Letter of Credit is for the account of the Borrower or Gordmans Management Company, Inc. and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Revolving Loans, or

(ii) the Letter of Credit Usage would exceed the sum of $15,000,000 (subject to reduction in the case of certain issuances as set forth in the Letter of Credit Side Letter), or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Revolving Loans.

Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., New York time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 2:00 p.m., New York time, on the Business Day that Borrower receives such notice, if such notice is received prior to 1:00 p.m., New York time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Revolving Loan hereunder and, thereafter, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans under Section 2.7. To the extent an L/C Disbursement is deemed to be an Revolving Loan hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of such Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of such Issuing Lender or any other member of the Lender Group.

(d) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority (other than any change in any Excluded Tax), or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(g) Borrower acknowledges and agrees that certain of the Qualified Import Letters of Credit may provide for the presentation of time drafts to the Underlying Issuer. If an Underlying Issuer accepts such a time draft that is presented under an Underlying Letter of Credit, it is acknowledged and agreed that (i) the Letter of Credit will require the Issuing Lender to reimburse the Underlying Issuer for amounts paid on account of such time draft on or after the maturity date thereof, (ii) the pricing provisions hereof (including Sections 2.7(b) and 2.13(e)) shall continue to apply, until payment of such time draft on or after the maturity date thereof, as if the Underlying Letter of Credit were still outstanding, and (iii) on the date on which Issuing Lender makes payment to the Underlying Issuer of the amounts paid on account of such time draft, Borrower immediately shall reimburse such amount to Issuing Lender and such amount shall constitute an L/C Disbursement hereunder.

2.14 LIBOR Option

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date that is one month after the commencement of the applicable Interest Period, (iii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iv) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period in respect of a LIBOR Rate Loan, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the election of the Agent or Required Lenders, Borrower no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (New York time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.14 shall be conclusive absent manifest error.

(iii) Borrower shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of each Credit Party’s Collections in accordance with Section 2.5(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes with respect to Excluded Taxes) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so. Each Lender at such time having as its lending office an office outside the United States agrees to use reasonable efforts to designate a different lending office if such designation will avoid the need for such a notice of changed circumstances and would not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.15 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).

Notwithstanding anything to the contrary in this Section, Borrower will not be required to compensate any Lender pursuant to this Section for any reduction incurred more than 180 days before such Lender notified Borrower of the change in law (or other circumstances) giving rise to such reduction.

2.16 Replacement or Removal of Lender If the Agent receives a notice from a Lender pursuant to Section 2.14(d)(i), Section 2.15 or Section 16.11 claiming compensation, reimbursement or indemnity, and the aggregate amount of all such compensation, reimbursement or indemnity payments made or to be made by the Borrower pursuant to Section 2.14(d)(i), Section 2.15 or Section 16.11 to the Lender giving notice is materially greater (as determined by the Borrower in its reasonable judgment) than the weighted average amount of payments made or required to be made to the other Lenders pursuant to Section 2.14(d)(i), Section 2.15 or Section 16.11, or if the Agent receives a notice from a Lender pursuant to Section 2.14(d)(ii), then, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, within sixty (60) days after receipt of any such notice, elect to terminate such Lender as a party to this Agreement. The Borrower’s election to terminate a Lender under this Section 2.16 shall be set forth in a written notice from the Borrower to the Agent (with a copy to such Lender), setting forth (a) the basis for termination of such Lender; (b) whether the Borrower intends to replace such Lender with a Replacement Lender reasonably acceptable to Agent or reduce the Commitments by the amount of the Commitment of such Lender; and (c) the date when such termination shall become effective.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to make the initial Advances (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent in its Permitted Discretion, of each of the conditions precedent set forth below:

(a) the Closing Date shall occur on or before February 20, 2009;

(b) Agent shall have received a UCC Filing Authorization Letter, duly executed by Borrower and each Guarantor, together with appropriate financing statements on Form UCC-1;

(c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent in its Permitted Discretion, duly executed, and each such document shall be in full force and effect:

(i) the Disbursement Letter;

(ii) the Fee Letter;

(iii) the Officers’ Certificate;

(iv) the Intellectual Property Security Agreements;

(v) originals of the Pledged Equity and Pledged Notes;

(vi) the Perfection Certificate; and

(vii) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower and its Subsidiaries;

(d) Agent shall have received a certificate from the Secretary of each Credit Party attesting to the resolutions of such Credit Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Credit Party is a party and authorizing specific officers of such Credit Party to execute the same;

(e) Agent shall have received copies of each Credit Party’s Governing Documents, as amended, modified, or supplemented as of the Closing Date, certified by the respective Secretary of such Credit Party;

(f) Agent shall have received a recent certificate of status with respect to each Credit Party, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction;

(g) Agent shall have received recent certificates of status with respect to each Credit Party, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Credit Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Credit Party is in good standing in such jurisdictions;

(h) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.7, the form and substance of which shall be satisfactory to Agent in its Permitted Discretion;

(i) Agent shall have received an opinion of counsel, including certain local counsel in such jurisdictions as required by Agent, for the Credit Parties, each in form and substance satisfactory to Agent in its Permitted Discretion;

(j) Borrower shall have delivered a Borrowing Base Certificate, dated as of the Closing Date based on the most recent completed fiscal month, and Borrower shall have opening Availability of $15,000,000 after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents and net of accounts payable aged in excess of 75 days from the invoice date or 45 days from the due date, held checks and overdrafts);

(k) Agent shall have received Borrower’s Closing Date Business Plan;

(l) Borrower shall have paid all documented Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(m) Each Credit Party shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by each such Credit Party of the Loan Documents or with the consummation of the transactions contemplated thereby;

(n) Agent shall have received Collateral Access Agreements from each landlord or bailee of any distribution center of the Credit Parties and of any landlord or bailee with respect to real property located in the states of Pennsylvania, Washington, West Virginia or Texas;

(o) Agent shall have completed its business, legal, and collateral due diligence, including (i) a commercial finance exam and review of Borrower’s and its Subsidiaries books and records and verification of Borrower’s representations and warranties to the Lender Group, the results of which shall be reasonably satisfactory to Agent, (ii) an appraisal conducted by an appraisal firm selected by Agent the results of which shall be reasonably satisfactory to Agent and (iii) to the extent required by Agent an inspection of any of the locations where Borrower’s and its Subsidiaries’ Inventory is located, the results of which shall be reasonably satisfactory to Agent;

(p) Borrower shall have received prior to the Closing Date a cash equity investment on terms reasonably satisfactory to Agent in an amount not less than $20,000,000 from Sponsor or a Sponsor Affiliate which cash equity investment shall remain in the Borrower on and after the Closing Date and Agent shall otherwise be satisfied with the sources and uses for the transactions contemplated to occur on the Closing Date and with the capital structure of the Borrower and its Subsidiaries;

(q) Agent shall have received Cash Management Agreements relating to the Concentration Account maintained by each Credit Party with Wells Fargo Treasury Management, in accordance with the terms and conditions set forth herein, the form and substance of which shall be satisfactory to Agent in its Permitted Discretion;

(r) Agent shall have received all Credit Card Processor agreements; and

(s) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent in its Permitted Discretion.

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date) and except to the extent that such representations and warranties have become untrue or incorrect solely as a result of changes permitted by this Agreement;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Credit Party, Agent, any Lender, or any of their Affiliates; and

(d) no Material Adverse Change shall have occurred since September 30, 2008.

3.3 Term. This Agreement shall continue in full force and effect for a term ending on February 20, 2013 (such date, as it may be extended, the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all other Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent with respect to the Obligations specified in clause (b) of the definition thereof). No termination of this Agreement, however, shall relieve or discharge any Credit Party of its duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full (including by the provision of cash collateral set forth above) and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full (including by the provision of cash collateral set forth above) and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5 Early Termination by Borrower Borrower has the option, at any time upon five (5) Business Days prior written notice to Agent, to (A) permanently reduce the Revolver Commitment in the minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof and (B) terminate this Agreement in its entirety by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent with respect to the Obligations specified in clause (b) of the definition of Obligations), in full; provided, however, upon reduction or termination pursuant to this Section 3.5, the Borrower shall pay to the Agent on behalf of the lenders an early termination fee (the “Early Termination Fee”) in an amount equal to the sum of the amount of the Revolver Commitment so reduced or terminated plus the principal amount of Equipment Loans then outstanding and so prepaid times (x) 1.00% if such termination or reduction occurs on or prior to February 20, 2010, (y) 0.50% if such termination or reduction occurs after February 20, 2010 but on or prior to February 20, 2011, and (z) nothing, if the reduction of termination occurs after February 20, 2011. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent with respect to the Obligations specified in clause (b) of the definition of Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Credit Party hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by each Credit Party of each of its covenants and duties under the Loan Documents. The Agent’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Agent or any Credit Party. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions and other dispositions permitted by Section 7.3, (a) no Credit Party has any authority, express or implied, to dispose of any item or portion of the Collateral (it being understood, with respect to any such Permitted Disposition (or other disposition permitted by Section 7.3) of Collateral, Agent’s Liens in and to such Collateral shall be released automatically upon consummation of such disposition, and the Proceeds and products of such disposition shall be subject to Agent’s Liens); and (b) with respect to the granting of any Lien permitted under Section 7.2(b), Agent’s Liens in and to such Collateral shall be released automatically upon the granting of such Lien, and the Proceeds and products of the Indebtedness secured by such Lien shall be subject to Agent’s Liens.

4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Agent determines in its Permitted Discretion that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, such Credit Party, promptly following the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of any Credit Party that such Credit Party’s Accounts, or, as relates to Collateral, chattel paper or General Intangibles, have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts and such Chattel Paper or General Intangibles of such Credit Party directly and charge the collection costs and expenses to the Loan Account. Each Credit Party agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its Collections that it receives and immediately will deliver such Collections to Agent or a Cash Management Bank in their original form as received by such Credit Party.

4.4 Filing of Financing Statements; Delivery of Additional Documentation Required.

(a) Each Credit Party authorizes Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Credit Party where permitted by applicable law. Each Credit Party hereby ratifies the filing of any financing statement filed without the signature of such Credit Party prior to the date hereof.

(b) At any time upon the request of Agent, each Credit Party shall execute or deliver to Agent any and all financing statements, original financing statements in lieu of continuation statements, security agreements, assignments, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the Collateral of any Credit Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Credit Party authorizes Agent to execute any such Additional Documents in such Credit Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.

4.5 Power of Attorney. Each Credit Party hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Credit Party’s true and lawful attorney, with power to (a) if such Credit Party refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Credit Party on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Credit Party’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of such Credit Party’s Accounts, (d) after the occurrence of and during the continuation of an Event of Default endorse such Credit Party’s name on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, as relates to Collateral, make, settle, and adjust all claims under such Credit Party’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting such Credit Party’s Accounts, chattel paper, or General Intangibles constituting Collateral directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Credit Party’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6 Right to Inspect Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter (at reasonable times following reasonable notice to Borrower, except after the occurrence of and during the continuation of an Event of Default) to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify each Credit Party’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; provided (i) that Borrower shall only be obligated to pay for three appraisals in any twelve (12) month period and (ii) that at any time that an Event of Default has occurred and is continuing, Borrower shall pay for all appraisals conducted during the continuance of such Event of Default. Agent shall have the right, upon reasonable notice to Borrower, to conduct periodic commercial finance exams and appraisals using third party appraisal firms at the expense of Borrower; provided (i) that Borrower shall only be obligated to pay for three commercial finance exams in any twelve (12) month period and (ii) that at any time that an Event of Default has occurred and is continuing, Borrower shall pay for all commercial finance exams conducted during the continuance of such Event of Default.

4.7 Deposit Accounts.

(a) Other than as specified in Section 2.8 with respect to Cash Management Accounts and other than with respect to Excluded Accounts, each Credit Party agrees that it will not establish or maintain any Deposit Account at which Collateral is or may be located unless the terms of such Deposit Account cause it to be swept on a daily basis to a Concentration Account covered by a Cash Management Agreement and that it will not transfer Collateral out of any Deposit Account.

(b) Following an Event of Default, each Credit Party agrees that, subject to Section 2.8 (with respect to Cash Management Accounts), with respect to all Deposit Accounts at which Collateral is or may be held other than Excluded Accounts it will take any or all reasonable steps that Agent requests in order for Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to any of its Deposit Accounts.

4.8 Delivery of Instruments, Certificated Securities and Chattel Paper.

If any amount payable under or in connection with any of the Collateral (in the aggregate for all Credit Parties) shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Agent, duly indorsed in a manner reasonably satisfactory to the Agent, to be held as Collateral pursuant to this Agreement; provided, however, that no Credit Party shall be required to deliver Instruments to the Agent more than one time per month unless an Event of Default is then in existence or the aggregate of all such undelivered instruments exceeds $1,000,000, in which case the Credit Party shall promptly deliver all such undelivered Instruments to Agent. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Agent, any Instrument, Certificated Security or Chattel Paper not theretofore delivered to the Agent and at such time being held by any Credit Party shall be promptly delivered to the Agent, duly indorsed in a manner reasonably satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

4.9 Investment Property.

(a) Unless an Event of Default shall have occurred and be continuing and the Agent shall have given notice to the relevant Credit Party of the Agent’s intent to exercise its corresponding rights pursuant to Section 4.9(b), each Credit Party shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Equity and all payments made in respect of the Pledged Notes, to the extent not otherwise prohibited by the Credit Agreement, and to exercise all voting and other rights with respect to the Investment Property; provided, that no vote shall be cast or other right exercised or action taken which could materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Agent shall give notice of its intent to exercise such rights to the relevant Credit Party or Credit Parties, (i) the Agent shall have the right to receive any and all cash dividends and distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Agent or its nominee, and the Agent or its nominee may thereafter exercise (x) all voting and other rights pertaining to such Investment Property at any meeting of holders of the equity interests of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any Issuer, or upon the exercise by any Credit Party or the Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine), all without liability except to account for property actually received by it, but the Agent shall have no duty to any Credit Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Credit Party hereby authorizes and instructs each Issuer of any Investment Property pledged by such Credit Party hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Credit Party, and each Credit Party agrees that each Issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to the Investment Property directly to the Agent.

4.10 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery with assumption of any credit risk. The Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Credit Party, which right or equity is hereby waived and released. Each Credit Party further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Credit Party’s premises or elsewhere. The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 4.10, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 2.5(b), and only after such application and after the payment by the Agent of any other amount required by any provision of law, need the Agent account for the surplus, if any, to any Credit Party. To the extent permitted by applicable law, each Credit Party waives all claims, damages and demands it may acquire against the Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

4.11 Waiver; Deficiency. Each Credit Party waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the Code. Each Credit Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations in full and the fees and disbursements of any attorneys employed by the Agent or any Lender to collect such deficiency.

5. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Credit Party jointly and severally makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date and except to the extent that such representations and warranties have become untrue or incorrect solely as a result of changes permitted by this Agreement) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 Title, No Encumbrances. Except as disclosed on Schedule P-1 hereto, each Credit Party has good and indefeasible title to its personal property assets and good and marketable title to its Real Property (subject to exceptions that do not, in the aggregate, materially impair the use of any of the personal property and the Real Property, taken as a whole), and in the case of Collateral, free and clear of Liens except for Permitted Liens.

5.2 Eligible Accounts (a). The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of each Credit Party’s business, owed to such Credit Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, except where the existence of such defenses, disputes, offsets, counterclaims, or rights of return or cancellation would not cause a Material Adverse Change. As to each Account that is identified by Borrower as an Eligible Account in a borrowing base report submitted to Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

5.3 Eligible Inventory. All Eligible Inventory is of good and merchantable quality. As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

5.4 Location of Collateral. The Collateral of each Credit Party is located only at, or in-transit to or between, the locations identified on Schedule 5.4 (as such Schedule may be updated pursuant to Sections 6.8 and 6.13). Schedule 5.4 separately identifies each Leased Store Location and each Non-Owned Storage Facility, and sets forth the owners and operators thereof.

5.5 Inventory Records. Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and each Credit Party’s Inventory and the book value thereof.

5.6 State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number. (a) The jurisdiction of organization of each Credit Party is set forth on Schedule 5.6(a).

(b) The chief executive office of each Credit Party is located at the address indicated on Schedule 5.6(b) (as such Schedule may be updated pursuant to Section 6.7).

(c) Each Credit Party’s FEIN and organizational identification number, if any, are identified on Schedule 5.6(c).

5.7 Due Organization and Qualification; Subsidiaries. (a) Each Credit Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) As of the Closing Date, set forth on Schedule 5.7(b), is a complete and accurate description of the authorized capital Stock of each Credit Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. As of the Closing Date, other than as described on Schedule 5.7(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Credit Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. As of the Closing Date, except as set forth on Schedule 5.7(b), no Credit Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 5.7(c), is a complete and accurate list of each Credit Party’s direct and indirect Subsidiaries (including Excluded Subsidiaries as indicated thereon), as of the Closing Date, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Credit Party. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

5.8 Due Authorization; No Conflict. (a) The execution, delivery, and performance by each Credit Party of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Credit Party.

(b) The execution, delivery, and performance by each Credit Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Credit Party, the Governing Documents of such Credit Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Credit Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Credit Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Credit Party, other than Permitted Liens, or (iv) require any approval of such Credit Party’s equityholders or any approval or consent of any Person under any material contractual obligation of such Credit Party, other than consents or approvals that have been obtained and that are still in force and effect unless such violation, imposition of Lien or failure to obtain approval or consent could not reasonably be expected to result in a Material Adverse Change.

(c) Other than the filing of financing statements, the execution, delivery, and performance by each Credit Party of this Agreement and the other Loan Documents to which each such Credit Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) This Agreement and the other Loan Documents to which each Credit Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Credit Party will be the legally valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.9 Litigation. Other than those matters disclosed on Schedule 5.9, there are no actions, suits, or proceedings pending or, to the best knowledge of each Credit Party, threatened against any Credit Party, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to any Credit Party, reasonably could not be expected to result in a Material Adverse Change.

5.10 No Material Adverse Change. All financial statements relating to the Credit Parties that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, each Credit Parties’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to any Credit Party since September 30, 2008.

5.11 Fraudulent Transfer

(a) Each Credit Party is Solvent.

(b) No transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Credit Party.

5.12 Employee Benefits. No Credit Party or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.13 Environmental Condition Except for matters that could not reasonably be expected to result in a Material Adverse Change, (a) to each Credit Party’s knowledge, no asset of any Credit Party has ever been used by any Credit Party or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation of applicable Environmental Law, (b) to each Credit Party’s knowledge, no Credit Party’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Credit Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Credit Party, and (d) no Credit Party has received a summons, citation, notice, or directive from the U.S. Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Credit Party resulting in the releasing or disposing of Hazardous Materials into the environment in violation of any applicable Environmental Law.

5.14 Brokerage Fees. No Credit Party has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by any Credit Party in connection herewith.

5.15 Intellectual Property. Each Credit Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of the business of the Credit Parties, taken as a whole, as currently conducted, except where the failure to do so, in the aggregate, would not result in a Material Adverse Change.

5.16 Leases. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, each Credit Party enjoys peaceful and undisturbed possession under all leases material to its business and to which it is a party or under which it is operating. Except as set forth on Schedule 5.16 or to the extent such defaults could not reasonably be expected to cause a Material Adverse Change, all of such leases are valid and subsisting and no material default by any Credit Party exists under any of them.

5.17 Deposit Accounts. Set forth on Schedule 5.17 are all of each Credit Party’s Deposit Accounts, as of the Closing Date, at which Collateral is or may be held, including, with respect to each bank (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts maintained with such Person. Schedule 2.8(a) separately identifies, as of the Closing Date, each Concentration Account, and each Collection Account.

5.18 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of any Credit Party in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent each Credit Party’s good faith best estimate of its future performance for the periods covered thereby, it being understood that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any projections may differ from the projected results and no assurance can be given that the Projections will be realized.

5.19 Indebtedness. Set forth on Schedule 5.19 is a true and complete list of all Indebtedness of each Credit Party outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness (other than Indebtedness of any Credit Party to any other Credit Party).

5.20 Credit Card Receipts. Schedule 5.20 sets forth each Credit Party’s Credit Card Processors and all material arrangements to which any Credit Party is a party with respect to the payment to any Credit Party of the proceeds of credit card charges for sales by such Credit Party as of the Closing Date.

5.21 Margin Stock. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.22 Equipment. All of the Equipment of Borrower and its Subsidiaries is used or held for use in their business and is fit for such purposes.

5.23 Investment Property.

(a) The shares of Pledged Equity pledged by each Credit Party hereunder on the Closing Date constitutes all the issued and outstanding equity interests of each Subsidiary owned by such Credit Party (other than Excluded Equity).

(b) All of the Pledged Equity has been duly and validly issued and is fully paid and nonassessable.

(c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

(d) As of the Closing Date, Schedule 5.23 lists each item of Investment Property owned by each Credit Party with an individual value in excess of $200,000. Each Credit Party is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and, in the case of Investment Property which does not constitute Pledged Equity or Pledged Notes, for Liens expressly permitted by the Credit Agreement.

5.24 Pledged Intellectual Property.

(a) (i) As of the Closing Date, Schedule 5.24 lists all of the following owned by such Credit Party in its own name: (i) trademark registrations and applications for registration of trademarks; (ii) patents and patent applications; and (iii) registered copyrights and applications for registration of copyrights.

(b) On the date hereof, all material Intellectual Property owned by any Credit Party is valid, subsisting, unexpired and enforceable, has not been abandoned and, to such Credit Party’s knowledge, does not infringe the intellectual property rights of any other Person.

(c) Except as set forth in Schedule 5.24, as of the Closing Date, none of the material Intellectual Property owned by any Credit Party is the subject of any material licensing or franchise agreement pursuant to which such Credit Party is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or any Credit Party’s rights in, any material Intellectual Property owned by any Credit Party in any material respect.

(e) No action or proceeding is pending, or, to the knowledge of such Credit Party, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property owned by any Credit Party or any Credit Party’s ownership interest therein, or (ii) which, if adversely determined, would adversely affect the value of any such material Intellectual Property.

5.25 Anti-Terrorism Laws.

(i) None of the Credit Parties or, to the knowledge of any of the Credit Parties, any of their Affiliates, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii) No Credit Party or, to the knowledge of any of the Credit Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Obligations, is any of the following:

(A) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(B) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(C) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(E) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii) No Credit Party or to the knowledge of any Credit Party, any of its brokers or other agents acting in any capacity in connection with the Obligations (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.26 RHGP

RHGP has no assets or liabilities.

6. AFFIRMATIVE COVENANTS.

Each Credit Party jointly and severally covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, each Credit Party shall do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables each Credit Party to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Each Credit Party also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to such Credit Party’s Inventory.

6.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the documents set forth on Schedule 6.2 in accordance with the delivery schedule set forth thereon. In addition, each Credit Party agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on Schedule 6.2.

6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

(a) as soon as available, but in any event within 30 days (or, if the Borrower becomes subject to the public reporting requirements of the Exchange Act, 45 days, in the case of a month that is the end of one of Borrower’s fiscal quarters) after the end of each fiscal month during each of Borrower’s fiscal years,

(i) a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ current period operations and year to date operations with a comparison to plan and for prior year,

(ii) a Compliance Certificate signed by the chief financial officer of Borrower to the effect that:

(A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries,

(B) to his or her Knowledge, the representations and warranties of each Credit Party contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date and except to the extent that such representations and warranties have become untrue or incorrect solely as a result of changes permitted by this Agreement),

(C) to his or her Knowledge, there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Credit Parties have taken, are taking, or propose to take with respect thereto),

(D) for such Computation Period, the Borrower complies with the covenants contained in Section 7.16 and as of the most recently ended Computation Period the Borrower complies with the covenants contained in Section 7.17, and

(E) a statement that, to his or her Knowledge, each Credit Party and its Subsidiaries are not delinquent with respect to all rent, tax and insurance payments (other than any rent, tax or insurance payment subject to a Permitted Protest).

(b) as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years, consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management); provided, notwithstanding the foregoing, the Borrower shall have until June 30, 2009 to deliver the audited consolidated financial statements of Borrower and its Subsidiaries for the fiscal year ended January 31, 2009;

(c) as soon as available, but in any event within 30 days after the start of each of Borrower’s fiscal years, copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month (or by such shorter periods as are reasonably requested by the Agent), certified by the chief financial officer of Borrower and approved by the Board of Directors as being such officer’s good faith best estimate of the financial performance of Borrower during the period covered thereby, it being understood that such Projections as to future performance are not to be viewed as facts and that actual results during the periods covered by the Projections may differ from the projected results and no assurances can be given that the Projections will be realized,

(d) if and when filed by Borrower,

(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii) any other filings made by Borrower with the SEC, and

(iii) upon reasonable request of Agent, copies of Borrower’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service,

(e) if and when filed by any Credit Party and as requested by Agent, satisfactory evidence of payment, and extent of nonpayment (if applicable), by such Credit Party of applicable excise taxes in each jurisdiction in which (i) such Credit Party conducts business or is required to pay any such excise tax (ii) where such Credit Party’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Credit Party, or (iii) where such Credit Party’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

(f) promptly after any Credit Party has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that such Credit Party proposes to take with respect thereto,

(g) promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Credit Party, notice of all actions, suits, or proceedings brought by or against any Credit Party before any Governmental Authority which, reasonably could be expected to result in a Material Adverse Change,

(h) promptly notify Agent in writing of any material default under any of its leases (irrespective of whether such material default could reasonably be expected to cause a Material Adverse Change), and

(i) upon the request of Agent, any other report reasonably requested relating to the financial condition of any Credit Parties, provided that such reports shall not be overly burdensome for any Credit Party to prepare.

No Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower agrees to cooperate with Agent to allow Agent to consult with its independent certified public accountants if Agent reasonably requests the right to do so (and Agent shall notify Borrower as to the timing of such consultations and permit Borrower to be present thereat or to otherwise participate therein) and that, in such connection, its independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning any Credit Party that Agent reasonably may request.

6.4 Returns. Cause returns and allowances, as between any Credit Party and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement, except where failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.5 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder, except (subject to Section 6.10 with respect to leases) for any non-compliance therewith and/or any loss or forfeiture thereunder that could not, individually or in the aggregate, reasonably could be expected to result in a Lien (other than Permitted Liens) on all or any portion of the Collateral or otherwise result in a Material Adverse Change.

6.6 Taxes. Cause all federal and material state and other assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against each Credit Party or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Credit Party will make timely payment or deposit of all such tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon written request, furnish Agent with proof reasonably satisfactory to Agent indicating that such Credit Party have made such payments or deposits.

6.7 Insurance. (a) At each Credit Party’s’ expense, maintain insurance respecting such Credit Party’s assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks, and maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation, all as ordinarily are insured against by other Persons engaged in the same or similar businesses. All such policies of insurance shall be in such amounts which are customary for Persons engaged in the same or similar business and with nationally recognized insurance companies. Each Credit Party shall deliver copies of certificates of insurance to Agent with a customary lender’s loss payable endorsement naming Agent as loss payee (with respect to Collateral) or additional insured, as appropriate. Each such policy of insurance or endorsement shall contain a clause requiring the insurer to use its commercially reasonable best efforts to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy.

(b) Each Credit Party shall give Agent prompt notice of any loss of Collateral covered by such insurance. Agent shall have the exclusive right to adjust any losses of Collateral claimed under any such insurance policies in excess of $1,000,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to such Credit Party whatsoever in respect of such adjustments. Any monies received as payment for any loss of Collateral under any insurance policy mentioned above (other than liability insurance policies), shall be paid over to Agent to be applied to the prepayment of the Obligations or, at Borrower’s option (so long as no Event of Default is pending) shall be disbursed to the Credit Parties for application to the cost of replacements. Any such replacements shall be effected with reasonable promptness (and in any event within 180 days after the date of receipt of such proceeds) and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

(c) No Credit Party will take out separate insurance concurrent in form or contributing in the event of loss of Collateral with that required to be maintained under this Section 6.7, unless Agent is included thereon as named insured with the loss payable to Agent under a lender’s loss payable endorsement or its equivalent. Each Credit Party immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.8 Location of Inventory. Keep each Credit Party’s Inventory only at the locations identified on Schedule 5.4 and their chief executive offices only at the locations identified on Schedule 5.6(b); provided, however, that Borrower may amend Schedule 5.4 and Schedule 5.6, on behalf of any Credit Party, so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States or Canada, any new distribution center or any stores located in Pennsylvania, West Virginia, Texas or Washington.

6.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.10 Leases. Pay when due all rents and other amounts payable under any leases to which any Credit Party is a party or by which any Credit Party’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or could not reasonably be expected to result in a Material Adverse Change.

6.11 Existence. At all times preserve and keep in full force and effect each Credit Party’s (a) valid existence in its jurisdiction of organization, and (b) good standing and any rights and franchises material to their businesses, in each case, where failure to keep such good standing, rights and franchises could reasonably be expected to result in a Material Adverse Change.

6.12 Environmental. Except for such Environmental Liens, failures to comply, releases, Environmental Actions, notices, citations or orders which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change: (a) keep any property either owned or operated by any Credit Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with all applicable Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Credit Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Credit Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party, and (iii) notice of any violation, citation, or other administrative order received by any Credit Party.

6.13 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made; provided, that with respect to Schedules E-2, 5.4, 5.17, and 5.20, Borrower shall provided updates to such Schedules as necessary in its discretion to reflect material changes thereto occurring before any quarterly update thereto, but in any event no less than quarterly; provided, further, that any reference herein to any Schedule(s) shall be deemed to be a reference to such Schedule(s) as updated pursuant hereto. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

6.14 Formation of Subsidiaries. At the time that any Credit Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Credit Party shall, within thirty (30) days of such Subsidiary’s formation or acquisition, (a) cause such new Subsidiary (other than an Excluded Subsidiary) to provide to Agent a joinder to this Agreement (as a Guarantor and Credit Party), together with such other security documents, as well as appropriate UCC-1 financing statements, all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary (other than any such assets that would not be required to be subject to Agent’s Liens if they were assets of any Credit Party)), (b) provide to Agent all other documentation reasonably requested by Agent. Any document, agreement, or instrument executed or issued pursuant to this Section 6.14 shall be a Loan Document.

6.15 Cash Management Agreements

(a) Notwithstanding Section 2.8, as soon as possible and, in any event, not later than forty-five (45) days following the Closing Date, the Credit Parties shall deliver to Agent Cash Management Agreements relating to each Cash Management Account maintained by the Credit Parties and such Cash Management Agreements shall be in form and substance satisfactory to Agent in its Permitted Discretion; provided, (i) notwithstanding the foregoing, within five (5) days following the Closing Date, the Credit Parties shall deliver to Agent Cash Management Agreements relating to the Collection Accounts maintained by each Credit Party with Wells Fargo Treasury Management, the form and substance of which shall be satisfactory to Agent in its Permitted Discretion and (ii) no Cash Management Agreement shall be required for the Cash Management Account maintained by Borrower at First National Bank of Omaha so long as the balance in such Cash Management Account does not exceed $500 at any time; and

(b) Promptly, and no later than five days following the Closing Date, Borrower shall deliver to First National Bank of Omaha a DDA Notification.

6.16 Dissolution of RGHP.

As soon as possible and, in any event, not later than forty-five (45) days following the Closing Date, the Credit Parties shall dissolve RGHP.

7. NEGATIVE COVENANTS.

Each Credit Party, jointly and severally, covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, such Credit Party will not and will not permit any of its Subsidiaries other than an Excluded Subsidiary to do any of the following:

7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit and any other Obligations that constitute Indebtedness,

(b) Indebtedness set forth on Schedule 5.19,

(c) Permitted Purchase Money Indebtedness,

(d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e) Subordinated Indebtedness other than (Sponsor Subordinated Indebtedness) in an amount not to exceed $10,000,000 at any time outstanding of any Credit Party; provided, immediately prior to, and after giving effect to the incurrence of such Subordinated Indebtedness set forth in this clause (ii), no Event of Default shall have occurred and be continuing or would result from such incurrence;

(f) Indebtedness of any Credit Party to any other Credit Party and Indebtedness of a Credit Party guaranteeing Indebtedness of another Credit Party otherwise permitted under this Section 7.1;

(g) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar bonds or obligations incurred in the ordinary course of business;

(h) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts maintained in the ordinary course of business;

(i) endorsement of instruments or other payment items for deposit;

(j) Indebtedness under Hedge Agreements incurred for bona fide hedging purposes and not for speculation;

(k) Indebtedness incurred by a Credit Party after the Closing Date in connection with the financing of the acquisition, construction or installation of Equipment or Fixtures at any leased or owned store location of a Credit Party in an amount not to exceed $11,000,000 in the aggregate in any Fiscal Year of Borrower and $30,000,000 in the aggregate after the Closing Date;

(l) Indebtedness for borrowed money so long as (i) the proceeds of such Indebtedness are sufficient and used exclusively to fully pay, satisfy and discharge the Equipment Loans (with any excess proceeds being applied against and in reduction of outstanding Revolving Loans) (but without any reduction to the Revolver Commitment), (ii) such Indebtedness is a term loan with a tenor of at least two years amortizing on a straight line basis over such period with a maturity date no earlier than the Equipment Loan Maturity Date and (iii) such Indebtedness is secured solely by a Lien on the Borrower’s point of sale system, markdown optimization system and energy management system and the lender of such Indebtedness enters into an intercreditor agreement with and for the benefit of Agent and Lenders, in form and substance satisfactory to Agent, that permits Agent to utilize the point of sale system, markdown optimization system and energy management system in connection the sale of any Collateral (whether pursuant to liquidation, bankruptcy or otherwise);

(m) Sponsor Subordinated Indebtedness; provided, immediately prior to, and after giving effect to the incurrence of such Sponsor Subordinated Indebtedness, no Event of Default shall have occurred and be continuing or would result from such incurrence; and

(n) other Indebtedness of the Credit Parties, in an aggregate amount not to exceed at any time $5,000,000.

7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness);

(b) Liens on Equipment and Fixtures securing Indebtedness permitted pursuant to Section 7.1(k) and (l) provided that the Liens only encumber the Equipment and Fixtures financed by the Indebtedness so secured;

(c) Liens on Collateral on a subordinated basis in favor of a member of the Sponsor Group securing Indebtedness permitted pursuant to Section 7.1(m); and

(d) Liens on assets other than Collateral securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding.

7.3 Restrictions on Fundamental Changes/Disposal of Assets. Enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a) any Subsidiary of a Credit Party may be merged with or into a Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Credit Party; provided, (i) at the time of any such merger, no Event of Default shall exist or shall result from such merger, and (ii) in the case of such a merger, a Credit Party shall be the continuing or surviving Person;

(b) Permitted Dispositions;

(c) RGHP may be dissolved; and

(d) Asset Sales not otherwise permitted hereunder; provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Borrower); (ii) at the time of any such Asset Sale, no Event of Default shall exist or shall result from such Asset Sale; (iii) no less than 80% of the consideration therefor shall be paid in cash; and (iv) at the time of such Asset Sale and after giving effect thereto, the aggregate sales price of all assets or property so sold by the Credit Parties, together, since the Closing Date shall not exceed 5% of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries determined in accordance with GAAP.

7.4 Change Name. Change the name, FEIN, organizational identification number, state of organization or organizational identity of any Credit Party; provided, however, that any Credit Party may change its name upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, such Credit Party provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

7.5 Nature of Business. Make any material change in the principal nature of its or their business, taken as a whole, that is not reasonably related or incidental to its or their existing business. Any change in the types of products sold or the methods or channels of distribution shall not constitute a material change in the principal nature of the business of the Credit Parties.

7.6 Amendments. Amend or otherwise change the terms of any (i) Subordinated Indebtedness if the effect of such amendment or other change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or change any condition to an event of default with respect thereto (other than to eliminate any such event of default, make less restrictive or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or if the effect of any such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or representative on their behalf) which would be adverse to any Credit Party or the Lenders or (ii) Sponsor Subordinated Indebtedness except to the extent permitted by the terms of a subordination agreement with respect thereto.

7.7 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.8 Distributions. Make or set apart any sum for any Restricted Payment, except that:

(a) any Credit Party may make Restricted Payments to any other Credit Party;

(b) Parent may make Restricted Payments consisting of the repurchase of shares of common stock of Parent from employees of Parent or any of its Subsidiaries in an amount up to $500,000 in each of Parent’s fiscal years;

(c) the Credit Parties may (i) pay Permitted Consulting Fees on a quarterly basis five (5) days following delivery of the quarterly Compliance Certificate required hereby so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) both before and immediately after giving effect to such payment, Borrower is in compliance with Section 7.15 and (ii) make payments in respect of (A) reasonable out-of-pocket expense reimbursements reimbursing the Sponsor Group for bona-fide third party expenses incurred by the Sponsor Group on behalf of the Borrower and otherwise required to be reimbursed pursuant to the terms of the Management Agreement; and (B) reasonable expenses reimbursing the Sponsor Group for services provided by the Sponsor Group to the Borrower (“Sponsor Service Expenses”); provided, that the amount of such Sponsor Service Expenses shall not exceed an amount equal to what the Borrower would have otherwise paid had the Borrower contracted on an arms length basis with a non-Affiliate third party upon fair and reasonable terms for similar services; provided, further, that any Permitted Consulting Fees not permitted to be paid pursuant to this paragraph shall be deferred and such Permitted Consulting Fees may not be paid until the relevant Event of Default is waived;

(d) so long as the Ultimate Parent continues to own (directly or indirectly) 100% of the Borrower and continues to file a federal consolidated income tax return, Borrower may make distributions or otherwise pay in the form of cash to the Ultimate Parent for the sole purpose of allowing the Ultimate Parent to pay federal, provincial, state and local income taxes and franchise taxes solely arising out of the consolidated operations of the Ultimate Parent and the Credit Parties, after taking into account all available credit, tax attributes and deductions; provided that no Credit Party shall make any distribution to the Ultimate Parent (i) in any amount greater than the share of such taxes arising from the Credit Parties’ consolidated net income and (ii) in an amount that exceeds that amount which Borrower would otherwise have paid in income taxes (assuming the Borrower and its eligible subsidiaries filed a separate consolidated income tax return); and

(e) any Credit Party may make distributions or otherwise pay in the form of cash, from legally available funds therefor, to Ultimate Parent (i) for reasonable directors’ fees and out-of-pocket expenses (other than directors who are employees of the Sponsor Group), (ii) for reasonable and customary indemnities to directors, officers and employees of the direct and indirect owners of the Credit Parties, in the ordinary course of business, to the extent reasonably attributable to the ownership of the Credit Parties and (iii) for the purpose of paying for expenses actually incurred by the direct and indirect owners of the Credit Parties in connection with the ordinary corporate governance, overhead, legal and accounting and maintenance arising out of the relationship among the Credit Parties and such direct or indirect owners (in such direct or indirect owner’s capacity as the director or indirect owner of all of the issued and outstanding shares of the Credit Parties); provided, such distributions shall not exceed $250,000 in the aggregate in any fiscal year.

7.9 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party audit or accounting firm or service bureau for the preparation or storage of Borrower’s or its Subsidiaries’ accounting records without using commercially reasonable efforts to cause said accounting firm or service bureau agreeing to provide Agent information regarding Borrower’s and its Subsidiaries’ financial condition. Notwithstanding the foregoing, the Borrower may change any third party audit or accounting firm to any nationally recognized third party audit or accounting firm or any other audit or accounting firm reasonably satisfactory to Agent.

7.10 Investments. Directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except;

(a) Permitted Investments;

(b) Investments or commitments to make Investments existing on the Closing Date and described on Schedule 7.10; and

(c) other Investments by the Borrower made after the Closing Date in an amount not to exceed $1,000,000 in the aggregate in any fiscal year.

7.11 Transactions with Affiliates Directly or indirectly enter into or permit to exist any transaction with any Affiliate of a Credit Party except for transactions that are in the ordinary course of a Credit Party’s business, upon fair and reasonable terms and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate provided that the foregoing restriction shall not apply to (a) any transaction between Credit Parties; (b) reasonable and customary fees paid to members of the board of directors of a Credit Party; (c) compensation arrangements for officers and other employees of the Credit Parties entered into in the ordinary course of business; (d) the transaction contemplated under the Management Agreement; provided, any payments required pursuant thereto are permitted to be paid under Section 7.8(c); (e) transactions described in Schedule 7.11; and (f) transactions otherwise permitted hereunder.

7.12 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

7.13 Equitable Lien; No Further Negative Pledges

If any Credit Party shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired (other than Permitted Liens), it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a Permitted Disposition, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions contained in the Subordinated Indebtedness documents so long as such restrictions permit Agent’s Lien’s created hereunder, no Credit Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

7.14 Sales and Lease-Backs. Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired (a “Sale-Leaseback”), which such Credit Party (a) has sold or transferred or is to sell or transfer to any other Person (other than a Credit Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than another Credit Party) in connection with such lease. For avoidance of doubt, (i) Sale-Leasebacks that result in Capital Leases shall be treated as Indebtedness for all purposes of this Agreement and (ii) store openings that constitute sale and leaseback transactions under Emerging Task Force Issue #97-10 shall not be prohibited by this Section 7.14.

7.15 Minimum Availability. The Credit Parties shall have at all times Excess Availability (without giving effect to any outstanding obligations referenced in clause (b) of the definition of Obligations) equal to the greater of (i) 12.5% of the then current weekly Borrowing Base and (ii) $6,000,000.

7.16 Maximum Capital Expenditures.

Permit the maximum amount of Capital Expenditures of Borrower and its Subsidiaries for any fiscal year to exceed the applicable amount set forth below for such period:

Period	Maximum Capital Expenditure
February, 2009 through January 31, 2010	$5,808,000
February, 2010 through January 31, 2011	$7,208,000
February, 2011 through January 31, 2012	$8,160,000
February, 2012 through January 31, 2013	$7,857,000

provided, however, if any Capital Expenditures are made in the first 90 days of any fiscal year (other than the fiscal year ending January 31, 2009) and the maximum permitted amount of Capital Expenditures were not made in the prior fiscal year, then 50% of such Capital Expenditures made in the first 90 day of such fiscal year shall be deemed to be made in the prior fiscal year and shall not be deemed to be made during the fiscal year in which they were actually made to the extent that they would be permitted to be made in such prior fiscal year, for purposes of complying with the maximum Capital Expenditure limits set forth below.

7.17 EBITDA.

Not permit EBITDA for any Computation Period to be less than the amount set forth opposite the applicable Computation Period in the table below:

Computation Period	EBITDA
Computation Period ended April 30, 2009	$11,493,000
Computation Period ended July 31, 2009	$8,951,000
Computation Period ended October 31, 2009	$8,108,000
Computation Period ended January 31, 2010	$7,304,000
Computation Period ended April 30, 2010	$6,006,000
Computation Period ended July 31, 2010	$5,529,000
Computation Period ended October 31, 2010	$4,374,000
Computation Period ended January 31, 2011	$7,432,000
Computation Period ended April 30, 2011	$7,074,000
Computation Period ended July 31, 2011	$7,168,000
Computation Period ended October 31, 2011	$7,026,000
Computation Period ended January 31, 2012	$7,632,000
Computation Period ended April 30, 2012	$7,228,000
Computation Period ended July 31, 2012	$7,325,000
Computation Period ended October 31, 2012	$7,291,000
Computation Period ended January 31, 2013	$8,215,000

7.18 Restricted Payments

Not make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Indebtedness or Sponsor Subordinated Indebtedness or set aside funds for the foregoing, except as otherwise permitted by the applicable intercreditor and subordination agreement.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrower fails to pay (a) when due any installment of principal of any Obligations, whether at stated maturity, by acceleration or otherwise, (b) when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or (c) any interest on any Obligations (other than any obligations referenced in clause (b) of the definition of Obligations) or any fee or any other amount due with respect to the Obligations (other than any obligations referenced in clause (b) of the definition of Obligations) within five (5) days after the date due;

8.2 If Borrower:

(a) fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 4.1, 4.7, 6.7(a), 6.11(a) and 7.1 through 7.18 of this Agreement;

(b) fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 2.8(a), 2.8(b), 2.8(c), 2.8(d), 2.8(e), 6.2, 6.6, 6.7(b), 6.8 and 6.14 of this Agreement and such failure continues for a period of 10 days; or

(c) fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents), in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days from an officer of any Credit Party becoming aware of such failure;

8.3 If any material portion of any Credit Party’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person (except as otherwise permitted hereunder) and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture;

8.4 If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries or Borrower admits in writing its inability to, or is generally unable to, pay its debts as such debts become due;

8.5 If an Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, and any of the following events occur: (a) Borrower or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

8.6 If a Material Adverse Change results from any Credit Party being enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7 If a notice of Lien, levy, or assessment is filed of record with respect to any of any Credit Party’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, upon any of any of Credit Party’s assets and the same is not paid before such payment is delinquent;

8.8 If there is a default in one or more agreements to which any Credit Party is a party relative to such Credit Party’s Indebtedness involving an aggregate amount of $1,000,000, or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of any Credit Party’s obligations thereunder or to terminate such agreement;

8.9 If any Credit Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.10 If any representation, warranty or certification made by a Credit Party in a Loan Document shall have been incorrect in any material respect when made;

8.11 If the obligation of any Guarantor is limited or terminated by operation of law or by such Guarantor thereunder;

8.12 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

8.13 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or a proceeding shall be commenced by any Credit Party, or by any Governmental Authority having jurisdiction over any Credit Party, seeking to establish the invalidity or unenforceability thereof, or any Credit Party shall deny that it has any liability or obligation purported to be created under any Loan Document.

9. THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by each Credit Party:

(a) Declare all Obligations (or any portion thereof), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease (or restrict) advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(c) Upon notice to Borrower (except with respect to an Event of Default under Sections 8.4 or 8.5, in which case no notice shall be required), terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with any Credit Party’s Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e) Cause any Credit Party to hold all of its returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of such Credit Party or in such Credit Party’s possession;

(f) Without notice to or demand upon any Credit Party, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Credit Party agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Credit Party authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of any Credit Party’s owned or leased premises, each Credit Party hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to any Credit Party (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Credit Party held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Credit Party held by the Lender Group;

(h) Hold, as cash collateral, any and all balances and deposits of any Credit Party held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Each Credit Party hereby grants to Agent a license or other right to use, exercisable only after an Event fo Default has occurred and is continuing, without charge, such Credit Party’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, merchandising systems, inventory locations, fixed assets or any property of a similar nature, as it pertains to the Collateral, in connection with completing production of, advertising for sale, and selling any Collateral and such Credit Party’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Credit Party’s premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(k) Agent shall give notice of the disposition of the Collateral as follows:

(i) Agent shall give Borrower on behalf of the Credit Parties, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral (other than Inventory) that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l) Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

(m) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(n) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document;

provided, however, that upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Credit Party or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Credit Party.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

Except where such failure is pursuant to a Permitted Protest, if any Credit Party fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and upon prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such Reserves in Borrower’s Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Each Credit Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which each such Credit Party may in any way be liable.

11.2 The Lender Group’s Liability for Borrower Collateral. Each Credit Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Credit Parties.

11.3 Indemnification. Each Credit Party shall jointly and severally pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Syndication Agent, the Joint Lead Arrangers, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Credit Party’s compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Credit Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or such Indemnified Person’s agents, officers or directors. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Credit Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Credit Party with respect thereto.

12. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by the Credit Parties or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to the Credit Parties or Agent, as the case may be, at its address set forth below:

If to any Credit Party:	GORDMANS, INC.
12100 W. Center Road
Omaha, NE 68144-3998
Attn: Chief Executive Officer
Fax No.: 402-691-4269

with a copy to:	SUN CAPITAL PARTNERS
5200 Town Center Circle, Suite 600
Boca Raton, FL 33486
	Attention:	Brian Urbanek, Jeff Magny
	Telephone:	561-394-0550
	Fax: No.:	561-394-0540

KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, IL 60601
	Attention:	Douglas C. Gessner, PC and Jocelyn A. Hirsch

If to Agent:	Wells Fargo Retail Finance, LLC
One Boston Place
Boston, MA 02108
Attn: Jennifer Cann and Robert C. Chakarian
Fax No. 617-523-4032

with a copy to:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attn: Matthew D. O’Meara
Fax No. 312-558-5700

Agent and any Credit Party may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Credit Party acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY BORROWER COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH BORROWER COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) EACH OF THE CREDIT PARTIES AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF THE CREDIT PARTIES AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations (a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance, and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assignor Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 17.8 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of any Credit Party, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.8, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement, including without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 (and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law).

(h) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount of the Advances and interest thereon owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Credit Party may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Credit Party from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Credit Party is required in connection with any such assignment.

15. AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and each Credit Party and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and each Credit Party, do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the percentage of the Commitments that is required to take any action hereunder,

(e) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(f) release Collateral other than as permitted by Section 16.12,

(g) change the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate any of the Agent’s Liens, other than with respect to a release of the Collateral otherwise permitted by Section 16.12,

(i) release any Credit Party from any obligation for the payment of money, other than, as would be permitted with respect to a release of the Collateral permitted by Section 16.12, or

(j) change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Inventory, Eligible Distribution Center Inventory, Eligible In-Transit Inventory, Eligible Landed Inventory, Maximum Revolver Amount, or change Section 2.1(b) (provided that Agent’s establishment and adjustment of the Reserves as permitted by Section 2.1(b) shall not be considered a change for purposes of this Section 15.1(j)), or

(k) amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Credit Party, shall not require consent by or the agreement of such Credit Party.

15.2 Replacement of Holdout Lender.

(a) (i) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender fails to give its consent, authorization, or agreement, or (ii) if any Lender gives notice to Borrower pursuant to Section 2.14 (in each case, a “Holdout Lender”), then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Credit Party of any other provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16. AGENT; THE LENDER GROUP.

16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFRF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than Section 16.11 and the release provisions in Section 16.12) are solely for the benefit of Agent, and the Lenders, and the Credit Parties shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFRF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of each Credit Party, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of each Credit Party as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of each Credit Party, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to each Credit Party, the Obligations, the Collateral, the Collections of each Credit Party, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Credit Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of any Credit Party or the books or records or properties of any Credit Party or its Affiliates.

16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Credit Party or its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Credit Party and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Credit Party and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Credit Party is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of each Credit Party received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of each Credit Party received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s (or such Person’s agents’, officers’ or directors’) gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of a Credit Party. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8 Agent in Individual Capacity. WFRF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Credit Party and its Affiliates and any other Person party to any Loan Documents as though WFRF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFRF or its Affiliates may receive information regarding any Credit Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Credit Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFRF in its individual capacity.

16.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall, in consultation with Borrower, appoint a successor Agent for the Lenders from among the Lenders. If no successor Agent is appointed and shall have accepted such appointment prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law or if Agent fails to be Solvent, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders chosen in consultation with Borrower. In any such event (whether an appointment by Agent or by the Required Lenders) described in the two immediately preceding sentences, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Credit Party and its Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding any Credit Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Credit Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

16.11 Taxes. If Agent or any Lender is not an “United States Person” within the meaning of the IRC and Agent or such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, Agent agrees with and in favor of Borrower to deliver to Borrower, and such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

(i) if Agent or such Lender claims an exemption from withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before the first payment of any interest under this Agreement to Agent or the Lender and at any other time reasonably requested by Agent or Borrower;

(ii) if Agent or such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed IRS Form W-8BEN before the first payment of any interest to the Lender under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iii) if Agent or such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of Agent or such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest to Agent or the Lender is due under this Agreement and at any other time reasonably requested by Agent or Borrower; and

(iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax as reasonably requested by Agent or Borrower at times reasonably requested by Agent or Borrower.

Agent agrees promptly to notify Borrower, and such Lender agrees promptly to notify Agent and Borrower, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If Agent or any Lender is an “United States Person” within the meaning of the IRC, Agent agrees with and in favor or Borrower to deliver to Borrower (upon the request of Borrower), and such Lender agrees with and in favor of the Agent and Borrower to deliver to Agent and Borrower (upon request of Agent or Borrower), IRS Form W-9 (or any successor thereto) before the first payment of any interest under this Agreement to Agent or such Lender and at any time reasonably requested by Agent and Borrower. Agent agrees to promptly notify Borrower, and each such Lender agrees to promptly notify Agent and Borrower, if such Form W-9 (or successor form) becomes invalid.

(c) If any Agent or any Lender claims exemption from, or reduction of, withholding tax by providing IRS Form W-8BEN and Agent or such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower, such Lender agrees to notify Agent and Borrower, as applicable, of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower. To the extent of such percentage amount, Agent and Borrower, as applicable, will treat such Lender’s IRS Form W-8BEN as no longer valid.

(d) Subject to Section 16.11(f), if Agent or any Lender is entitled to a reduction in the applicable withholding tax, Agent and Borrower, as applicable, may withhold from any interest payment to Agent or such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) or (b) of this Section are not delivered to Agent or Borrower, then Agent or Borrower may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(f) All payments made by any Credit Party hereunder or under any Loan Document will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Indemnified Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, (i) taxes measured by or based on the overall net income or overall net profits of a Lender or Agent (or in the case of a pass-through entity, any beneficial owner(s) of such entity), in each case, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Person is organized, otherwise resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) occupation or franchise taxes of a Lender or Agent, in either case, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Person is organized, or otherwise resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; or (iii) to the extent that such tax results from a change in the residence, place of organization, or principal place of business of Agent or the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein (clauses (i) –(iii) collectively, together with all interest, penalties or similar liabilities with respect thereto, the “Excluded Taxes”)). All such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges, together with all interest, penalties or similar liabilities with respect thereto, are referred to collectively as “Indemnified Taxes”. If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Loan Document, including any amount paid pursuant to this Section 16.11(f) after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the requirements of Section 16.11, or (ii) if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence. Without limiting the provisions of this Section 16.11(f) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Taxes or Other Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(g) Notwithstanding anything in this Section 16.11, Borrower will not be required to make payments under this Section 16.11 with respect to United States withholding taxes that are imposed on amounts payable to the Agent or the Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office outside the United States), except to the extent that the Agent or such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 16.11.

(h) If any payment by the Borrower is made to or for the account of the Lender after deduction for or on account of any Indemnified Taxes, and increased payments are made by Borrower to Agent or such Lender pursuant to this Section 16.11, then, if the Agent or the Lender reasonably determines that it has received or been granted a refund of, credit against or remission of such Indemnified Taxes, the Agent or such Lender shall reimburse to Borrower such amount as the Agent or such Lender shall determine to be attributable to the relevant Indemnified Taxes or deduction or withholding; provided, that (i) the Agent or such Lender shall not be obligated to disclose to Borrower any information regarding its tax affairs and computations, and (ii) nothing herein shall be construed so as to interfere with the right of the Agent or such Lender to arrange its tax affairs as it deems appropriate. If the Agent or the Lender reasonably determines that a refund or credit is disallowed or reduced, Borrower shall promptly reimburse the Agent or the Lender to the extent of such disallowance or reduction (and any interest or penalty paid to any applicable taxing authority).

16.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7.3 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry) in which case Agent shall release such Collateral at the request of Borrower, (iii) constituting property in which no Credit Party owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to any Credit Party under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Credit Party in respect of) all interests retained by each Credit Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by a Credit Party or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of any Credit Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that neither Borrower nor Agent (i) makes any representation or warranty as to the accuracy of any Report, and (ii) shall be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding the applicable Credit Party and will rely significantly upon the Books, as well as on representations of such Credit Party’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding each Credit Party and its operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 18.8, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Credit Party, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any Credit Party, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Credit Party to Agent that has not been contemporaneously provided by such Credit Party to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Credit Party, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of such Credit Party the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to such Credit Party a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Credit Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein. None of the Joint Lead Arrangers or Syndication Agent shall have any duties, liabilities, rights, powers or responsibilities hereunder in its capacity as such.

16.19 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Winston & Strawn LLP (“Winston”) only has represented and only shall represent WFRF in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that Winston does not represent it in connection with any such matters.

17. GUARANTY.

17.1 Guaranty of the Obligations. Subject to the provisions of Section 17.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Agent for the ratable benefit of the Lender Group the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) (collectively, the “Guaranteed Obligations”).

17.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 17.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 17.2), minus (b) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 17.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 17.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 17.2.

17.3 Payment by Guarantors. Subject to Section 17.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any member of the Lender Group may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of the Lender Group, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lender Group as aforesaid.

17.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any member of the Lender Group with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) Any member of the Lender Group, upon such terms as it deems appropriate, without or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such member of the Lender Bank Group in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such member of the Lender Bank Group may have against any such security, in each case as such member of the Lender Bank Group in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other right available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment the Guaranteed Obligations (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations or any agreement relating thereto, at any time being found to be illegal invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guarantee Obligations, even though any member of the Lender Group might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any member of the Lender Group’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any member of the Lender Group in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

17.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Lender Group: (a) any right to require any member of the Lender Group, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any member of the Lender Group in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any member of the Lender Group whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any member of the Lender Group’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any member of the Lender Group protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 17.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

17.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any member of the Lender Group now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any member of the Lender Group. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 17.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any member of the Lender Group may have against Borrower, to all right, title and interest any member of the Lender Group may have in any such collateral or security, and to any right any member of the Lender Group may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Agent on behalf of the Lender Group and shall forthwith be paid over to Agent for the benefit of the Lender Group to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

17.7 Subordination Of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent on behalf of the Lender Group and shall forthwith be paid over to Agent for the benefit of the Lender Group to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

17.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been finally and indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

17.9 Authority of Guarantors or Borrower. It is not necessary for any member of the Lender Group to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

17.10 Financial Condition of Borrower. Any Advance may be made to Borrower or continued from time to time, and any other agreements relating to the Obligations may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such other agreement is entered into, as the case may be. No member of the Lender Group shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any member of the Lender Group to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any member of the Lender Group.

17.11 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Lender Group that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any member of the Lender Group as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

18. GENERAL PROVISIONS.

18.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Credit Party, Agent, and each Lender whose signature is provided for on the signature pages hereof.

18.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

18.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or the Credit Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

18.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.5 Amendments in Writing. This Agreement only can be amended by a writing signed by Agent (on behalf of the requisite Lenders pursuant to Section 15.1) and each Credit Party.

18.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

18.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Credit Party or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of such Credit Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.8 Confidentiality. The Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding any Credit Party, its operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group who are advised about the confidential nature of such information, (b) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 18.8 or similar confidentiality agreement, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation (with prompt notice to Borrower so that Borrower may seek a protective order or other appropriate remedy and/or waive Agent’s or any Lender’s compliance with the provisions of this Section 18.8), (d) as may be agreed to in advance by such Credit Party or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process regulation (with prompt notice to Borrower so that Borrower may seek a protective order or other appropriate remedy and/or waive Agent’s or any Lender’s compliance with the provisions of this Section 18.8), (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or their respective employees, attorneys, accountants, consultants or agents), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 18.8 shall survive the payment in full of the Obligations.

18.9 Patriot Act Notice. Agent and each Lender hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or Agent, as applicable to identify such Credit Party in accordance with the Patriot Act. Each Credit Party shall, and shall cause the Subsidiaries to provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

18.10 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

GORDMANS, INC.

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Chief Financial Officer

GORDMANS MANAGEMENT COMPANY, INC.

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Chief Financial Officer

GORDMANS DISTRIBUTION COMPANY, INC.

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Chief Financial Officer

GORDMANS INTERMEDIATE HOLDINGS CORP.

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Chief Financial Officer

[Signature Page to Loan Agreement]

WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:
Title:	VP

[Signature Page to Loan Agreement]

CIT Bank, a Utah Chartered Bank, as Lender

By:
Title:	Authorized Signatory

[Signature Page to Loan Agreement]

CIT CAPITAL SECURITIES LLC, a Delaware limited liability company, as Syndication Agent and Joint Lead Arranger

By:	/s/ JAMES P. GORMAN
JAMES P. GORMAN
Title:	MANAGING DIRECTOR

[Signature Page to Loan Agreement]

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of between                     , a                                           (“Assignor”), and                     , a                                           (“Assignee”). Reference is made to the agreement described in Annex I annexed hereto (the “Loan Agreement”). Capitalized terms used herein and in Annex I and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

1. In accordance with the terms and conditions of the Loan Agreement, Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, solely that interest in and to Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to Assignor’s amount, portion and share of the Revolver Commitment [and/or Obligations]1 as specified in Annex I. After giving effect to such sale and assignment, Assignee’s amount, portion and share of the Revolver Commitment [and/or Obligations]1 will be as set forth in Annex I.

2. Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3. Assignee (a) confirms that it has received copies of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Loan Agreement; (d) appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

4. Following the execution of this Assignment Agreement by the Assignor

[1]	To be modified by Agent as applicable with respect to any assignment of Obligations separate from assignment of Revolver Commitments.

and Assignee, it will be delivered by the Assignor to the Agent for (i) recording by the Agent and (ii) delivery by the Agent of a copy thereof to Borrower. The effective date of this Assignment (the “Settlement Date”) shall be the later of (a) the date of the execution hereof by the Assignor and the Assignee, the payment by Assignor or Assignee to Agent for Agent’s sole and separate account a processing fee in the amount of $5,000, and the receipt of any required consent of the Agent [and Borrower]2, and (b) the date specified in Annex I.

5. Upon recording by Agent, as of the Settlement Date and pursuant to the terms of the Loan Agreement (a) Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents.

6. Upon recording by Agent, from and after the Settlement Date, Agent shall make all payments under the Loan Agreement and the other Loan Documents in respect of the interest assigned hereby to Assignee. On the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page left intentionally blank.]

[2]	Include only if Borrower has right of approval pursuant to Loan Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers as of the first date written above.

[ASSIGNOR]	,

a as Assignor

By:
Name:
Title:

[ASSIGNEE]	,

a as Assignee

By:
Name:
Title:

ACCEPTED THIS DAY OF ,

WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Agent

By:
Name:
Title:

[GORDMANS, INC. as Borrower

By:
Name:
Title:	][2]

ANNEX I

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

1.	Borrower: Gordmans, Inc.

2.	Name and Date of Loan Agreement:

Loan, Guaranty and Security Agreement, dated as of February 20, 2009, as amended, restated, supplemented or otherwise modified from time to time, among Borrower, the other Credit Parties from time to time party thereto, the lenders from time to time Party thereto (the “Lenders”), Wells Fargo Retail Finance, LLC, as joint lead arranger and administrative agent for the Lenders and CIT Bank, as syndication agent and joint lead arranger.

3. Date of Assignment Agreement:

4. Amounts:

a. Assigned Amount of the [Revolver Commitment][3]		$
b. Assignee’s Resulting [Revolver Commitment][3]		$

5. Purchase Price		$

6. Settlement Date:

7. Notice and Payment Instructions, etc.

Assignee:	Assignor:

Wiring Instructions:	Wiring Instructions:

[3]	To be modified by Agent as applicable with respect to any assignment of Obligations separate from assignment of Revolver Commitments.

8. Agreed and Accepted:

[ASSIGNEE]	[ASSIGNOR]
a , as Assignee	a , as Assignor

By:	By:
Name:	Name:
Title:	Title:

Accepted:

WELLS FARGO RETAIL FINANCE, LLC, as Agent

By:
Name:
Title:

EXHIBIT B-l

FORM OF SEASONAL BORROWING NOTICE

Reference is made to that certain Loan, Guaranty and Security Agreement, dated as of February 20, 2009 (the “Loan Agreement”), among Gordmans, Inc., a Delaware corporation (“Borrower”), the other credit parties signatory thereto (together with Borrower, the “Credit Parties”) the lenders signatory thereto (the “Lenders”), Wells Fargo Retail Finance, LLC, a Delaware limited liability company, as the joint lead arranger and administrative agent for the Lenders (“Agent”) and CIT Capital Securities LLC, a Delaware limited liability company, as syndication agent and as joint lead arranger. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to the Loan Agreement, the Borrower hereby notifies Agent that a Seasonal Borrowing Period shall begin on the date this Notice is delivered by Borrower to Agent.

The Borrower hereby certifies that on the date hereof there does not exist any condition or event that constitutes a Default or Event of Default.

The Borrower has caused this Notice to be executed and delivered by its duly authorized officer on this          day of                     , 20    .

GORDMANS, INC., as Borrower

By:
Name:
Title:

EXHIBIT C-l

(Form of Compliance Certificate)

[on Borrower’s letterhead]

To:	Wells Fargo Retail Finance, LLC

One Boston Place

18th Floor

Boston, Massachusetts 02108

Attn:  Business Finance Division Manager

Re:	Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain Loan, Guaranty and Security Agreement, dated as of February 20, 2009 (the “Loan Agreement”), among Gordmans, Inc., a Delaware corporation (“Borrower”), the other credit parties signatory thereto (together with Borrower, the “Credit Parties”) the lenders signatory thereto (the “Lenders”), Wells Fargo Retail Finance, LLC, a Delaware limited liability company, as the joint lead arranger and administrative agent for the Lenders (“Agent”) a CIT Capital Securities LLC, a Delaware limited liability company, as syndication agent and as joint lead arranger. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 6.3 of the Loan Agreement, the undersigned chief financial officer of Borrower hereby certifies that:

1. The financial statements furnished in Schedule 1 attached hereto have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries.

2. To his or her Knowledge the representations and warranties of each Credit Party contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date and except to the extent that such representations and warranties have become untrue or incorrect solely as a result of changes permitted by the Loan Agreement).

3. To his or her Knowledge, there does not exist any condition or event that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto (describing such non-compliance as to which he or she may have knowledge and what action the Credit Parties have taken, are taking, or propose to take with respect thereto).

4. To his or her Knowledge, each Credit Party and its Subsidiaries are not delinquent with respect to all rent, tax and insurance payments (other than any rent, tax or insurance payment subject to a Permitted Protest).

5. The Borrower is in compliance with the covenant contained in Section 7.16 and as of the most recently ended Computation Period, the Borrower is in compliance with the covenant contained in 7.17 of the Loan Agreement.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this      day of         , 20    .

GORDMANS, INC., as Borrower

By:
Name:
Title:

Signature Page to Compliance Certificate

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

[Attach Financial Statements]

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

[Include required information relating to Defaults or Events of Default]

EXHIBIT D

FORM OF DDA NOTIFICATION

PREPARE ON OBLIGOR LETTERHEAD - ONE FOR EACH DEPOSITORY

February     , 2009

To:	[Name and Address of Bank]

Re:	[ ]

The Account Numbers referenced on Exhibit A annexed hereto

Dear Sir/Madam:

This letter relates to the Account Numbers referenced on Exhibit A annexed hereto and any other depository account(s) (collectively the “Account”) which [                    ],a [                    ] with offices at [                    ] (the “Obligor”), now or hereafter maintains with you. The term “Account” shall also mean any certificates of deposit, investments, or other evidence of indebtedness heretofore or hereafter issued by you to or for the account of the Obligor.

Under various agreements by and between, among others, the Obligor and Wells Fargo Retail Finance, LLC, a Delaware limited liability company having an office at One Boston Place, 19th Floor, Boston, Massachusetts 02108, as agent (in such capacity, herein the “Agent”) for its own benefit and the benefit of a syndicate of lenders and certain other credit parties (the “Credit Parties”), the Obligor has granted to the Agent (for its own benefit and the benefit of the Credit Parties) security interests in and to, among other things, the Obligor’s accounts, accounts receivable, inventory, and proceeds therefrom, including, without limitation, the proceeds now or hereafter deposited in the Account or evidenced thereby. Consequently, the present and all future contents of the Account constitute the Agent’s collateral.

Until you receive written notification from the Agent that the interest of the Agent and the other Credit Parties in the Accounts has been terminated, all funds from time to time on deposit in each of the Accounts exceeding the minimum balance of $500.00, shall be transferred no less frequently than on each business day only as follows:

(a) By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

12

[Name of Bank]

ABA #

Account No.

Re:

or

(b) As you may be otherwise instructed from time to time in writing by an officer of the Agent.

Upon request of the Agent, a copy of each statement issued with respect to the Account should be provided to the Agent at the following addresses (which address may be changed upon seven (7) days’ written notice given to you by the Agent):

Wells Fargo Retail Finance, LLC

One Boston Place, 19th Floor

Boston, Massachusetts 02108

Attention: Jennifer Cann and Robert C. Chakarian

Re: Gordmans, Inc.

You shall be fully protected in acting on any order or direction by the Agent respecting the Accounts without making any inquiry whatsoever as to the Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto. Nothing contained herein is intended to, nor shall it be deemed to, modify the rights and obligations of the Obligor and the Agent under the terms of the loan arrangement and the loan documents executed in connection therewith between, among others, the Obligor and the Agent.

This letter may be amended only by notice in writing signed by the Obligor and an officer of the Agent and may be terminated solely by written notice signed by an officer of the Agent.

[Signature page follows]

13

Very truly yours,

[ ], as Obligor

By:
Name:
Title:

cc:	Wells Fargo Retail Finance, LLC

[Signature Page to DDA Notification]

Exhibit A

Accounts

[See attached]

[Exhibit A to DDA Notification]

EXHIBIT L-1

FORM OF LIBOR NOTICE

Wells Fargo Retail Finance, LLC

One Boston Place

18th Floor

Boston, Massachusetts 02108

Attention: Business Finance Division Manager

Ladies and Gentlemen:

Reference is made to that certain Loan, Guaranty and Security Agreement, dated as of February 20, 2009 (the “Loan Agreement”), among Gordmans, Inc., a Delaware corporation (“Borrower”), the other credit parties signatory thereto (together with Borrower, the “Credit Parties”) the lenders signatory thereto (the “Lenders”), Wells Fargo Retail Finance, LLC, a Delaware limited liability company, as the joint lead arranger and administrative agent for the Lenders (“Agent”) and CIT Capital Securities LLC, a Delaware limited liability company, as syndication agent and as joint lead arranger. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to [outstanding] Advances in the amount of $                     (the “LIBOR Rate Loan”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

Such LIBOR Rate Loan will have an Interest Period of [1, 2, 3, or 6] month(s) commencing on                     .

This LIBOR Notice further confirms Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Loan Agreement, of the LIBOR Rate as determined pursuant to the Loan Agreement.

As to any conversion or continuation requested hereby, Borrower represents and warrants that no Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, in each case except as to any such Event of Default for which Agent has received written notice (pursuant to Section 16.5 of the Loan Agreement) within 10 Business Days prior to the date hereof.

Dated:

GORDMANS, INC., as Borrower

By:
Name:
Title:

Acknowledged by:

WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Agent

By:
Name:
Title:

[Signature Page to LIBOR Notice]

EXHIBIT M

FORM OF BORROWING BASE CERTIFICATE

See Attached.

Schedule A-l

Agent’s Account

An account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 49450-88607 and maintained by Agent with Wells Fargo Bank, N.A., San Francisco, California, ABA #121000248.

Schedule A-2

Authorized Persons

The following corporate officers are authorized to negotiate and execute the loan agreements, documents and schedules related to the Loan, Guaranty and Security Agreement dated February     , 2009.

Jeffrey J. Gordman	President, Chief Executive Officer and Secretary

Michael D. James	Vice President, Chief Financial Officer and Treasurer

In addition to the above individuals, the following are authorized to initiate advances from the Credit Line provided by the Lender(s).

Michelle Perrotto	Finance Manager

Don Teague	Treasury Supervisor

Mike Janssen	Financial Analyst

Patrick Medinger	Corporate Controller

Schedule C-l

Commitments

Lender	Revolver Commitment	Equipment Loan Commitment
Wells Fargo Retail Finance, LLC	$38,769,230.77	$1,230,769.23
CIT Bank	$24,230,769.23	$769,230.77
All Lenders	$63,000,000	$2,000,000

Schedule D-l

Designated Account

Account number 4121859110 of Borrower maintained with Borrower’s Designated Account Bank.

“Designated Account Bank” means Wells Fargo Bank, NA.

Schedule E-l

Eligible Inventory Locations

Address	Type of Facility	Contact Information
3860 Elmore Ave Davenport, IA 52807	Store	Phone: 563-359-8013 Fax: 563-359-8115

4401 27th St Moline, IL 61265	Store	Phone: 309-764-8524 Fax: 309-764-8573

1901 N Market Champaign, IL 61820	Store	Phone: 217-403-1434 Fax: 217-403-1438

5100 14th Ave SW Fargo, ND 58103	Store	Phone: 701-492-2982 Fax: 701-492-2991

3501 32nd Ave South Grand Forks, ND 58201	Store	Phone: 701-792-0984 Fax: 701-792-0987

17202 Lakeside Hills Plaza Omaha, NE 68130	Store	Phone: 402-334-9220 Fax: 402 334-1159

3231 S. Veterans Pkwy Springfield, IL 62704	Store	Phone: 217-793-2676 Fax: 217-793-2843

687 Gravois Bluffs Blvd. Fenton, MO 63026	Store	Phone: 636-326-5586 Fax: 636-326-6341

9350 Sheridan Blvd. Westminster, CO 80031	Store	Phone: 720-540-6949 Fax: 720-540-7001

3000 N.W. 59th Street Oklahoma City, OK 73112	Store	Phone: 405-842-8840 Fax: 405-843-6010

2201 West Memorial Road Oklahoma City, OK 73134	Store	Phone: 405-749-0616 Fax: 405-749-0825

3825 East Calumet Street Appleton, WI 54915	Store	Phone: 920-739-6178 Fax: 920-993-6184

4741 W. Lawrence Street Grand Chute, WI 54914	Store	Phone: 920-993-0743 Fax: 920-993-0746

2800 South Telephone Road Moore, OK 73160	Store	Phone: 405-237-1731

Opening Fall 2009 Little Rock, AR	Store	TBD

131 East Towne Mall Madison, WI 53704	Store	Phone: 608-246-1840

1200 SE Army Post Road Des Moines, IA 50315	Store	Phone: 515-256-1900 Fax: 515-262-7675

10515 South 15th Street Bellevue, NE 68123	Store	Phone: 402-733-4600 Fax: 402-292-0211

2590 Hubbell Ave Des Moines, IA 50317	Store	Phone: 515-265-4264 Fax: 515-262-7675

1111 Allen Drive Grand Island, NE 68803	Store	Phone: 308-384-5000 Fax: 308-381-8914

Crossroads Center	Store	Phone: 319-233-7100
2060 Crossroads Blvd #200		Fax: 319-233-7236
Waterloo, IA 50702

7825 Towne Center Parkway	Store	Phone: 402-331-4200
Papillion, NE 68046-2136

15892 Manchester Rd	Store	Phone: 636-527-1900
Ellisville, MO 63011		Fax: 636-527-1019

9650 Quivera	Store	Phone: 913-541-0765
Lenexa, KS 66215		Fax: 913-541-1048

81 Ludwig Drive	Store	Phone: 618-398-2700
Fairview Heights, IL 62208		Fax: 618-398-2768

2057 N. Rock Road	Store	Phone: 316-686-1800
Wichita, KS 67206-1257		Fax: 316-686-0390

3245 Topeka Blvd	Store	Phone: 785-266-3500
Topeka, KS 66611		Fax: 785-266-0085

1001 E. 71st Street South	Store	Phone: 918-250-5377
Tulsa, OK 74133		Fax: 918-459-5388

1887 S. Yale	Store	Phone: 918-742-7650
Tulsa, OK 74112		Fax: 918-746-5570

3303 S. Campbell Ave.	Store	Phone: 417-889-4466
Springfield, MO 65807		Fax: 417-889-3280

5808 N. 90th St.	Store	Phone: 402-517-5555
Omaha, NE 68134		Fax: 402-571-3707

14400 E. Alameda Ave.	Store	Phone: 303-340-4300
Aurora, CO 80012		Fax: 303-340-1321

10755 W. Colfax Ave.	Store	Phone: 303-202-1500
Lakewood, CO 80215		Fax: 303-202-1598

5001 Sergeant Road, Suite 140	Store	Phone: 712-276-1200
Sioux City, IA 51106

10001 Grant St.	Store	Phone: 303-252-4100
Thornton, CO 80229		Fax: 303-252-1300

850 E. 23rd Street	Store	Phone: 402-727-1000
Fremont, NE 68025		Fax: 402-727-0922

4001 S. Louise Avenue	Store	Phone: 605-323-1893
Sioux Falls, SD 57106		Fax: 605-323-0480

4600 Vine Street	Store	Phone: 402-464-0251
Lincoln, NE 68503		Fax: 402-464-0548

1400 West 22nd Street	Store	Phone: 515-225-3526
West Des Moines, IA 50266		Fax: 515-226-0704

13500 “A” East 40 Hwy	Store	Phone: 816-478-1800
Independence, MO 64055		Fax: 816-478-8289

309 N.E. Englewood	Store	Phone: 816 454 5900
Kansas City, MO 64118

1355 South 5th Street	Store	Phone: 636-949-9777
St. Charles, MO 63301		Fax: 636-949-9592

9202 F Street	Store	Phone: 847-412-4543
Omaha, NE 68127

Nebraska Furniture Mart Warehouse	Warehouse	Phone: 402-397-6100
402 Rose Blumkin Dr.		Fax: 402-392-3384
Omaha, NE 68114

12100 West Center Road	Store	Phone: 402-391-4220
Omaha, NE 68144		Fax: 402-391-4229

1972 Southgate Road	Store	Phone: 719-635-6731
Colorado Springs, CO 80906		Fax: 719-635-6734

9490 Watson Road	Store	Phone: 314-729-7486
Crestwood, MO 63126

2259 Missouri Hwy. K	Store	Phone: 636-240-3800
O’Fallon, MO 63366

13617 Washington St.	Store	Phone: 816-943-0065
Kansas City, MO 64145

3701 Rib Mountain Drive,	Store	Phone: 715-241-7959
Wausau, WI 54401

1940 Adams Street	Store	Phone: 507-388-5594
Mankato, MN 56001

6200 E. Lloyd Expressway	Store	Phone: 812-471-8531
Evansviile, IN 47715

306 S. Towanda	Store	Phone: 309-451-9706
Normal, IL 61761

7143 E. State Street	Store	Phone: 815-484-9330
Rockford IL, 61108

1574 West Lane Road	Store	Phone: 815-877-8220
Machesney Park, IL 61115

7611 N. Grand Prairie	Store	Phone: 309-589-0367
Peoria, IL 61615

4601 First Avenue	Store	Phone: 319-393-3809
Cedar Rapids, IA

100 Towne Center Loop	Store	Phone: 662-536-3737
Southaven, MS 38621

2281 N. Germantown Pkwy	Store	Phone: 901-384-4333
Cordova, TN 38016-4492

7761 Winchester Road	Store	Phone: 901-737-5596
Memphis, TN 38125

100 S. Creasy Lane	Store	Phone: 765-449-0107
Lafayette, IN 47905

2321 Sir Barton Way	Store	Phone: 859-543-0498
Suite 160
Lexington, KY 40580

3801 Mall Drive	Store	Phone: 859-273-0386
Suite 175
Lexington, KY 40503

2203 Promenade Blvd.	Store	Phone: 479-246-9107
Rogers, AR 72758

2515 Corridor Way	Store	Phone: 319-354-3305
Coralville, IA 52241

7011 W. Central #300	Store	Phone: 316-941-9449
Wichita, KS 67212		Fax: 316-941-9537

3125 Manawa Centre Drive Council Bluffs, IA 51503	Store	Phone: 712-322-3100 Fax: 712-366-1485

902 S. Thomas Road Fort Wayne, IN 46804-5109	Store	Phone: 260-432-1300

1617 Eglin Street Rapid City, SD 57701-6107	Store	Phone: 605-348-2757

Schedule F-1

Freight Forwarders

Samuel Shapiro & Co., Inc.

One Charlcs Center

100 North Charles Street

Baltimore, MD 21201

EMO Trans Inc.

20 Southwoods Parkway

Suite 500

Atlanta, GA 30354

Schedule P-1

Permitted Liens

GORDMANS DISTRIBUTION COMPANY, INC.

None.

GORDMANS INTERMEDIATE HOLDING CORP.

None.

GORDMANS MANAGEMENT COMPANY, INC.

None.

GORDMANS, INC.

JURISDICTION	FILE NUMBER	DEBTOR	SECURED PARTY	Collateral Description
Delaware	41708827	Gordmans, Inc. 12100 West Center Road Omaha, NE 68144	Shonac Corporation 4150 East Fifth Avenue Columbus, OH 43219	All footwear, shoes and related merchandise owned by Secured Party/Consignor

Delaware	50297896	Gordmans, lnc. 12100 West Center Road Omaha, NE 68144	Citicorp Vendor Finance, Inc. P.O. Box 728 Park Ridge, NJ 07656	Specific Konica Equipment

Delaware	80990109	Gordiuans lnc. 12100 West Center Road Omaha, NE 68144	Banc of America Leasing & Capital, LLC P.O. Box 7023 Troy, MI 48007-7023	Specific Konica Equipment

Delaware	81205986	Gordmans, lnc. 12100 West Center Road Ohama, NE 68144	Banc of America Leasing & Capital, LLC P.O. Box 7023 Troy, MI 4800'7-7023	Specific Konica Equipment

Delaware	83345723	Gordmans, Inc. 12100 West Center Road Omaha, NE 68144	Banc of America Leasing & Capital, LLC P.O. Box 7023 Troy, MI 48007-7023	Specific Konica Equipment

JURISDICTION	FILE NUMBER	DEBTOR	SECURED PARTY	Collateral Description
Nebraska	9903263651-9	Gordmans Inc. 12100 West Center Road Omaha, NE 68144	Citicorp Vendor Finance, Inc P.O. Box 728 Park Ridge, NJ 07656	Specific Konica Equipment
Additional Debtors:
Gordman’s Inc
4401 27th Street
Moline, IL 61265

Gordman’s
3860 Elmore Avenue
Davenport, IA 52807

Gordmans Inc
1901 North Market Street
Champaign, IL 61820

Gordmans Inc
5100 17th Avenue
Fargo, ND 58103

Gordmans Inc
3501 32nd Avenue
Grand Forks, ND 58201

Gordmans Inc
17202 Lakeside Hills Plaza Omaha, NE 68144

Gordmans Inc
3231 S. Veteran’s Parkway
Springfield, IL 62704

JURISDICTION	FILE NUMBER	DEBTOR	SECURED PARTY	Collateral Description

Gordmans Inc

687 Gravois Bluff Blvd.

Fenton, MO 63026

Gordmans Inc

9350 Sheridan Blvd.

Westminster, CO 80030

Gordmans Inc

1200 SE Army Post Road

Des Moines, IA 50315

Gordmans Inc

901 Fort Crook Road

Bellevue, NE 68005

Gordmans Inc

2590 Hubbell Avenue

Des Moines, IA 50317

Gordmans Inc

1111 Allen Drive

Grand Island, NE 68803

Gordmans Inc

200 Crossroads Center

Waterloo, IA 50702

Gordmans Inc

8100 S. 84th St.

La Vista, NE 68128

Gordmans Inc

15892 Manchester Road

Ellisville, MO 63011

JURISDICTION	FILE NUMBER	DEBTOR	SECURED PARTY	Collateral Description

Gordmans Inc

9650 Quivera

Lenexa, KS 66215

Gordmans Inc

81 Ludwig Drive

Fairview Heights, IL

62208

Gordmans Inc

2057 North Rock Road

Wichita, KS 67206

Gordmans Inc

3245 Topeka Blvd.

Topeka, KS 66611

Gordmans Inc

10001 E. St. South

Tulsa, OK 74133

Gordmans Inc

1887 S. Yale

Tulsa, OK 74112

Gordmans Inc.

3303 S. Campbell

Springfield, MO 65807

Gordmans Inc

5808 N. 90th St.

Omaha, NE 68134

Gordmans Inc

14400 E. Alameda Ave.

Aurora, CO 80012

JURISDICTION	FILE NUMBER	DEBTOR	SECURED PARTY	Collateral Description

Gordmans Inc

10755 West Colfax Ave.

Lakewood, CO 80215

Gordmans Inc

2500 Transit Avenue

Sioux City, IA 51105

Gordmans Inc

930 S. Burlington

Hastings, NE 68901

Gordmans Inc

207 N.E. Englewood Road

Kansas City, MO 64118

Gordmans Inc

2502 S. 133rd Plaza

Omaha, NE 68144

Gordmans Inc

10001 Grant Street

Thornton, CO 80229

Gordmans Inc

850 E. 23rd Street

Fremont, NE 68025

Gordmans Inc

4001 S. Louise Ave.

Sioux Falls, SD 57106

Gordmans Inc

4600 Vine Street

Lincoln, NE 68503

JURISDICTION	FILE NUMBER	DEBTOR	SECURED PARTY	Collateral Description

Gordmans Inc

1400 W. 22nd.

West Des Moines, IA

50266

Gordmans Inc

6451 Quivera Road

Shawnee, KS 66203

Gordmans Inc

13500 “A” East 40 HWY Independence, MO 64055

Gordmans Inc

8760 Blueridge Blvd.

Kansas City, MO 64138

Gordmans Inc

1355 S. 5th Street

St. Charles, MO 63301

Gordmans Inc

7011 West Central

#300

Wichita, KS 67212

Gordmans Inc

1800 N. 16th St.

Council Bluffs, IA 51501

Nebraska	9905412031 -0	Gordmans Inc. 12100 West Center Road Omaha, NE 68144	Citicorp Vendor Finance, Inc. P.O. Box 728 Park Ridge, NJ 07656	Specific Konica/Minolta Equipment

District Court, Douglas County, Nebraska	DOC 1004 NO 117 06/21/2004	Gordman Grand Island, L.L.C. vs. Gordman’s, Inc.		The appeals case was dismissed, with prejudice, pursuant to a settlement agreement, dated July 28, 2005.

Schedule 2.7(a)

Cash Management Banks

Wells Fargo

Treasury Management

MAC N9300-072

111 Washington Avenue South

Minneapolis, MN 55401

UMB of Kansas City

1010 Grand Avenue

P.O. Box 419226

Kansas City, MO 64141

First National Bank of Omaha,

One First National Center

1620 Dodge

Omaha, NE 68197

Bank of the Ozarks

P.O. Box 989

Bentonville, AR 72712

First Tennessee Bank

165 Madison Avenue, 9th Floor

Memphis, TN 38103

National City Bank

101 South Fifth Street

Louisville, KY 40202

Busey Bank

101 West University

Champaign, IL 61820

Busey Bank

7810 North Route 91

Peoria, IL 61615

Busey Bank

2101 North Veterans Parkway

Bloomington, IL 61704

Schedule 5.4

Locations of Inventory

Address	Type of Facility	Facility Contact
EMO Trans Inc. 20 Southwoods Parkway Suite 500 Atlanta, GA 30354	Freight Forwarder	Representative - Ron Wahle Phone - (404) 761-1956

Samuel Shapiro & Co., Inc. One Charles Center 100 North Charles Street Baltimore, MD 21201	Freight Forwarder and Customs Broker	Representative - David Krupp Phone - (410) 539-0540

New Venture Brokers 8511 North 30th Street P.O. Box 12338 Omaha, NE 68112	Customs Broker	Representative - Pam Feyerherm or Traci Woolsoncroft Phone- (402) 991-0241

9202 F Street Omaha, NE 68127	Distribution Center	Attn: Peter S. Carlsen NL Ventures VII Douglas, L.L.C., c/o AIC Ventures 8080 North Central Expressway, Suite 1220 Dallas, TX 75206 Contact - Brian Loft - (847) 412-4532

In addition, reference is made to Schedule E-1.

Schedule 5.6(a)

States of Organization

Credit Party	Jurisdiction
Gordmans Intermediate Holding Corp.	Delaware

Gordmans, Inc.	Delaware

Gordmans Management Company, Inc.	Delaware

Gordmans Distribution Company, Inc.	Kansas

Schedule 5.6(b)

Chief Executive Offices

Company/Subsidiary	Chief Executive Office
Gordmans Intermediate Holding Corp.	Sun Capital Partners 5200 Town Center Circle Suite 600 Boca Raton, FL 33486

Gordmans, Inc.	12100 West Center Road Omaha, NE 68144-3998

Gordmans Management Company, Inc.	12100 West Center Road Omaha, NE 68144-3998

Gordmans Distribution Company, Inc.	12100 West Center Road Omaha, NE 68144-3998

Schedule 5.6(c)

FEINs

Credit Party	FEIN	Organizational Identification Number
Gordmans Intermediate Holding Corp.	26-3179993	4588375

Gordmans, Inc.	47-0771211	2355139

Gordmans Management Company, Inc.	20-1865281	3870479

Gordmans Distribution Company, Inc.	20-1865421	3698446

Schedule 5.7(b)

Capitalization of Borrower

Credit Party	Class of Equity Interest	Number of Shares Issued and Outstanding
Gordmans Intermediate Holding Corp.	Common Stock	1,000

Gordmans, Inc.	Common Stock	1,000

Gordmans Management Company, Inc.	Common Stock	10,000

Gordmans Distribution Company, Inc.	Common Stock	10,000

Schedule 5.7(c)

Capitalization of Borrower’s Subsidiaries

Credit Party/Issuer	Jurisdiction	Record Owner	Class of Equity Interest	Certificate Number	Number of Shares/Units	Ownership Percentage
Gordmans, Inc.	Delaware	Gordmans Intermediate Holding Corp.	Common Stock	C-3	1,000	100%

Gordmans Management Company, Inc.	Delaware	Gordmans, Inc.	Common Stock	2	10,000	100%

Gordmans Distribution Company, Inc.	Kansas	Gordmans, Inc.	Common Stock	2	10,000	100%

RGHP Properties, L.L.C.	Nebraska	Gordmans, Inc.	Limited Liability Company Interest	N/A	N/A	100%

Schedule 5.9

Litigation

None.

Schedule 5.13

Environmental Matters

None.

Schedule 5.17

Deposit Accounts

Account Holder	Bank or Intermediary	Type of Account	Account Number
Gordmans Management Company, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Operating Account	4121583009

Gordmans, Inc.	Bank of the Ozarks P.O. Box 989 Bentonville, AR 72712	Collection Account	2432000012

Gordmans, Inc.	First Tennessee Bank 165 Madison Avenue, 9th Floor Memphis, TN 38103	Collection Account	009762419*

Gordmans, Inc.	First Tennessee Bank 165 Madison Avenue, 9th Floor Memphis, TN 38103	Collection Account	009762420

Gordmans, Inc.	First Tennessee Bank 165 Madison Avenue, 9th Floor Memphis, TN 38103	Collection Account	009762421

Gordmans, Inc.	First Tennessee Bank 165 Madison Avenue, 9th Floor Memphis, TN 38103	Collection Account	009762422

Gordmans, Inc.	Busey Bank 100 West University Champaign, IL 61820	Collection Account	01194349

Gordmans, Inc.	Busey Bank 7810 North Route 91 Peoria, IL 61615	Collection Account	01241967

Gordmans, Inc.	Busey Bank 2101 North Veterans Parkway Bloomington, IL 61704	Collection Account	01248863

Gordmans, Inc.	National City Bank 101 South Fifth Street Louisville, KY 40202	Collection Account	986459490*

Gordmans, Inc.	National City Bank 101 South Fifth Street Louisville, KY 40202	Collection Account	986459503

Gordmans, Inc.	National City Bank 101 South Fifth Street Louisville, KY 40202	Collection Account	986459538

Account Holder	Bank or Intermediary	Type of Account	Account Number
Gordmans, Inc.	National City Bank 101 South Fifth Street Louisville, KY 40202	Collection Account	986459511

Gordmans, Inc.	National City Bank 101 South Fifth Street Louisville, KY 40202	Collection Account	986459546

Gordmans, Inc.	National City Bank 101 South Fifth Street Louisville, KY 40202	Collection Account	986459554

Gordmans, Inc.	National City Bank 101 South Fifth Street Louisville, KY 40202	Collection Account	986459562

Gordmans, Inc.	National City Bank 101 South Fifth Street Louisville, KY 40202	Collection Account	986459570

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871404900*

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64l41	Collection Account	9871424189

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	8971424197

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871424278

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871424286

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871424219

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871424227

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871424987

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871632849

Account Holder	Bank or Intermediary	Type of Account	Account Number
Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871672581

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871852156

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871852164

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871720063

Gordmans, Inc.	UMB of Kansas City 1010 Grand Avenue P.O. Box 419226 Kansas City, MO 64141	Collection Account	9871720071

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963073

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963131

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963263

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963271

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963347

Account Holder	Bank or Intermediary	Type of Account	Account Number
Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963198

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963040

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963370

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963388

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963396

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963081

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963289

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963099

Account Holder	Bank or Intermediary	Type of Account	Account Number
Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963305

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963123

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963321

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963180

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963354

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963008

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963024

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963107

Account Holder	Bank or Intermediary	Type of Account	Account Number
Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963032

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963297

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963362

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963339

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963115

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963255

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963016

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963172

Account Holder	Bank or Intermediary	Type of Account	Account Number
Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963248

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963404

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963164

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963057

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963149

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4915133502

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4944963065

Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4945275048

Account Holder	Bank of Intermediary	Type of Account	Account Number
Gordmans, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4945275055

Gordmans Management Company, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Collection Account	4121583017

Gordmans, Inc.	First National Bank of Omaha, One First National Center, 1620 Dodge Omaha, NE 68197	Miscellaneous Deposit Account	3341 5604

Gordmans Management Company, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Refund Disbursement Account	4121583025

Gordmans Management Company, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Controlled Disbursement Account (A/P)	9600095896

Gordmans Management Company, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Controlled Disbursement Account (A/P)	9600095902

Gordmans Management Company, Inc.	Wells Fargo Treasury Management MAC N9300-072 111 Washington Avenue South Minneapolis, MN 55401	Main Concentration Account	4121859110

*	Denotes Master Account at the listed Bank or Intermediary.

Schedule 5.19

Permitted Indebtedness

None.

Schedule 5.20

Credit Card Processor

National Merchant Processing

Paula Hatch

SC: 3260

1620 Dodge Street

Omaha, NE 68197

Phone 402.636.6456

Fax 402.636.6800

phatch@fnni.com

American Express

Pat Hagan

53 Judy Drive

St. Charles, MO 63301

Phone 800.609.8301

Fax 636.947.7302

Pat.hagan@exp.com

Discover

Andrea Mills

6500 New Albany Road

New Albany, OH 43054

Phone 800.347.0235 ext 18049

Fax 614.283.4760

Alliance Data Systems (ADS)

Debra Bannan

3100 Easton Square Place

Columbus, OH 43219

Phone 614.729.4516

Fax 614.256.1315

Schedule 5.23

Investment Property

Gordmans Intermediate Holding Corp. owns 100% of the equity securities of Gordmans, Inc.

Gordmans, Inc. owns 100% of the equity securities of Gordmans Management Company, Inc. and Gordmans Distribution Company, Inc.

Gordmans, Inc. owns 100% of the equity securities of RGHP Properties, L.L.C, a Nebraska limited liability company.

Schedule 5.24

Intellectual Property

Trademarks, Trade Name and Service Mark

Company/Subsidiary	Registered Trademark	Registration Number
Gordmans. Inc.	Gordmans	2379498
Gordmans, Inc.	The 1/2 Price Store	1121622
Gordmans, Inc.	Brands You Want Savings You Deserve	2486841
Gordmans, Inc.	G (stylized)	2548132
Gordmans, Inc.	G Something Unexpected	2640229
Gordmans, Inc.	Give the Unexpected	3045751
Gordmans, Inc.	Montali[1]	1555343
Gordmans, Inc.	Something Unexpected	2721561

Domain Names

Company/Subsidiary	Domain name
Gordmans, Inc.	www.gordmans.com
Gordmans, Inc.	www.gordmans.biz
Gordmans, Inc.	www.gordmans.org

1	This trademark will not be renewed when it expires in Fall 2009.

Schedule 6.2

Collateral Reporting

Borrower shall provide Agent with the following documents at the following times in form reasonably satisfactory to Agent:

(a)	Borrowing Base Certificate. On a weekly basis by not later than the last Business Day of each week. Borrower shall provide to Agent a signed borrowing base certificate, in form as approved by Agent and including a detailed calculation of the Borrowing Base (including detail regarding those Accounts of the Credit Parties that are not Eligible Accounts) in the form of Exhibit M to the Loan, Guaranty and Security Agreement (a “Borrowing Base Certificate”). Such certificate may be sent to Agent electronically (with an electronic signature) or by facsimile transmission, provided, that in each case, upon request by Agent, the original thereof is forwarded to Agent on the date of such transmission. No adjustments to the borrowing base certificate may be made without supporting documentation and such other documentation as may be reasonably requested by Agent from time to time.

(b)	Supporting Documents. Monthly, within 15 days of month end, Borrower shall provide to Agent each of the following documents:

(i)	the store stock ledger (SIL) and warehouse stock ledger (WIL) reports of the Credit Parties;

(ii)	a summary report of the in-transit Inventory of the Credit Parties;

(iii)	rent, tax and insurance certificate;

(iv)	purchases and accounts payable aging analysis with A/P aging; and

(v)	monthly inventory aging.

(c)	Additional Supporting Documents. Monthly, within 30 days of month end. Borrower shall provide to Agent each of the following documents:

(i)	Reconciliation of stock ledger to general ledger and a calculation of availability; and

(ii)	statement of store activity.

(d)	Additional Documentation. In addition to subsections (a), (b) and (c) above, Agent may, in its Permitted Discretion, from time to time require Borrower to deliver to Agent such other reports or documents as to the Collateral or the financial condition of the Credit Parties, as requested by Agent.

Schedule 7.10

Investments

Reference is made to Schedule 5.23.

Schedule 7.11

Transactions with Affiliates

A.G. Realty Company, LP, whose principals include Jerry Gordman and Nelson Gordman, is the lessor to the Company of the Store #44 (Lincoln, NE) and the Company Corporate Offices, Store #53 (Omaha, NE).